Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

by and among

ACTAVIS PLC,

AVOCADO ACQUISITION INC.

and

ALLERGAN, INC.

dated as of November 16, 2014

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated November 16, 2014, is by and among Actavis plc, a company incorporated under the laws of Ireland (“Parent”), Avocado Acquisition Inc. a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Allergan, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than Company Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously determined that this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Company Board of Directors has unanimously adopted resolutions approving the acquisition of the Company by Parent, declaring advisable this Agreement and the consummation of the Transactions, authorizing the execution of this Agreement, directing that this Agreement and the Merger be submitted for consideration at the Company Special Meeting and recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”) pursuant to Section 251 of the DGCL;

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the Transactions and the Parent Board of Directors has directed that the issuance of shares of Parent Stock as the Stock Consideration Portion be submitted for consideration at the Parent Special Meeting and recommending that Parent’s shareholders vote to approve such issuance;

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, (a) at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company continuing as the surviving corporation (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation will be a wholly owned indirect subsidiary of Parent. The Merger shall have the effect provided in this Agreement and as specified in the DGCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, on the second (2nd) business day after the satisfaction or waiver of, but subject to the continued satisfaction or waiver of, the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Parent and Merger Sub shall not be obligated to effect the Closing prior to the second (2nd) business day following the final day of the Marketing Period, unless Parent shall request an earlier date on two (2) business days’ prior written notice to the Company (but, subject in such case, to the satisfaction or waiver of the conditions set forth in Article VII (other than any such conditions which by their terms cannot be satisfied until the Closing, which shall be required to be so satisfied at the Closing)). The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.3 Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the DSOS or on such later date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4 Governing Documents. The Company Certificate shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, but subject to Section 6.4. Subject to Section 6.4, the Company Bylaws shall, by virtue of the Merger, be amended and restated to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as such shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5 Officers and Directors of the Surviving Corporation. The Parties shall take all actions necessary so that (a) the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and (b) the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II.

TREATMENT OF SECURITIES

Section 2.1 Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, subject to Section 2.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any Company Restricted Shares or Company RSUs accelerated pursuant to Section 2.4(e), but excluding Company Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive 0.3683 of a validly issued, fully paid and nonassessable Parent Share (the “Stock Consideration Portion”) and $129.22 in cash, without interest (the “Cash Consideration Portion”, and together with the Stock Consideration Portion, the “Merger Consideration”). From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Parent Stock, if any, which would otherwise be issuable in respect of such Company Shares pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(b) Cancellation of Company Common Stock. At the Effective Time, all Company Shares owned by the Company, Parent, Merger Sub or by any of their respective direct or indirect wholly owned subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Treatment of Merger Sub Common Stock. At the Effective Time, each issued and outstanding share of common stock, $0.01 par value per share of Merger Sub (the “Merger Sub Common Stock”) shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of Company Common Stock or Parent Stock outstanding after the date hereof and prior to the Effective Time; provided, however, that nothing in this Section 2.1(d) shall be construed to permit the Company or any of its Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Parent Stock portion of the Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration, Option Consideration payable to holders who are not current or former employees of the Company or any Company Subsidiary (“Non-Employee Option Consideration”) and any dividends under Section 2.2(f) (such evidence of book-entry shares of Parent Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock and the persons entitled to receive the Non-Employee Option Consideration. In the event the Exchange Fund shall be insufficient to pay the aggregate Cash Consideration Portion, Fractional Share Consideration, Non-Employee Option Consideration and any dividends under Section 2.2(f), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, Non-Employee Option Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Stock in accordance with

Section 2.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b) Procedures for Surrender. Promptly after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (including holders of Company Restricted Shares or Company RSUs that are accelerated pursuant to Section 2.4(e)) (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration issuable and payable in respect of such Company Shares pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Stock in accordance with Section 2.2(f) for each Company Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, letter of transmittal and such other documents, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Stock in accordance with Section 2.2(f), without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, the Option Consideration and any dividends or other distributions on shares of Parent Stock in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Exchange Agent, the posting by such holder of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Stock in accordance with Section 2.2(f).

(f) Dividends or Distributions with Respect to Parent Stock. No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Stock.

Section 2.3 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Company Shares, if any, as to which the holder thereof shall have (i) properly demanded appraisal and otherwise complied with the provisions of Section 262 of the DGCL (“Section 262”) and (ii) not effectively withdrawn or lost such holder’s rights to appraisal (each, a “Dissenting Share”), shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall become entitled only to payment of the fair value of such Company Shares determined in accordance with Section 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares, of any withdrawals of such demands and of any other instruments served and received by the Company under Section 262, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Treatment of Company Equity Awards.

(a) Except as described in Section 2.4(d), as of the Effective Time, each option to purchase Company Common Stock (a “Company Stock Option”) granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into a stock option (a “Parent Stock Option”) to acquire Parent Stock in accordance with this Section 2.4. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Equity Plan, in any award agreement or in such Company Stock Option by reason of this Agreement or the Transactions). Except as described in Section 2.4(d) as of the Effective Time, each such Parent Stock Option as so assumed and converted shall be for that number of whole shares of Parent Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Company Stock Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner which complies with Section 409A of the Code.

(b) Except as described in Section 2.4(e) as of the Effective Time, each outstanding restricted stock unit and any associated rights to the issuance of additional Company Common Stock upon the achievement of Company performance goals (the “Company RSUs”) under any Company Equity Plan that is not then vested shall be assumed by Parent and shall be converted into a restricted stock unit award for Parent Stock (the “Parent RSUs”) with associated rights to the issuance of additional shares of Parent Stock in accordance with this Section 2.4. Each Parent RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Company RSUs immediately prior to the Effective Time (but taking into account any changes thereto, including any necessary changes to any issuance provisions, provided for or permitted in the applicable Company Equity Plan, in any award agreement or in such Company RSUs, by reason of this Agreement or the Transactions). To the extent any such Company RSUs are subject to performance vesting, the applicable Parent RSUs corresponding to such Company RSUs shall be earned at the Effective Time based on target performance, other than the 2012 RSUs, which shall be earned at the Effective Time based on actual achievement of the performance goals through the Effective Time; provided that each Company RSU subject to performance vesting, including the 2012 RSUs, shall vest on the last day of the original applicable performance period subject to continued employment through the last day of the original applicable performance period or earlier accelerated vesting upon certain terminations of employment as provided by the terms of the Company RSUs. As of the Effective Time, the number of shares of Parent Stock underlying each such Parent RSU as so assumed and converted (which shall be rounded (x) up to the nearest whole share if half a share or more or (y) down to the nearest whole share if less than half a share) shall be equal to the product of

(i) the applicable number of shares of Company Common Stock subject to such award, multiplied by (ii) the Stock Award Exchange Ratio. For the avoidance of doubt, Parent shall have the ability to adjust any dividend equivalent rights under any Company Equity Plan, in any award agreement or in any Company RSUs, to reflect the changes or adjustments contemplated to the corresponding Company RSUs by reason of this Agreement or the Transactions.

(c) Except as described in Section 2.4(e), as of the Effective Time, each outstanding share of restricted stock (collectively, the “Company Restricted Shares”) granted under any Company Equity Plan that is not then vested shall be assumed by Parent and shall be converted into shares of restricted stock of Parent (“Parent Restricted Shares”) in accordance with this Section 2.4. Each Parent Restricted Share as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Company Restricted Shares immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Equity Plan, in any award agreement or in such Company Restricted Shares, by reason of this Agreement or the Transactions). As of the Effective Time, the number of shares of Parent Stock underlying each such Parent Restricted Share as so assumed and converted (which shall be rounded (x) up to the nearest whole share if half a share or more or (y) down to the nearest whole share if less than half a share) shall be equal to the product of (i) the applicable number of shares of Company Common Stock subject to such award, multiplied by (ii) the Stock Award Exchange Ratio.

(d) The vesting and exercisability of each outstanding Company Stock Option held as of the Effective Time by a non-employee director or consultant of the Company or any employee or other service provider of the Company who is not a Continuing Employee or Continuing Service Provider, shall accelerate in full, and such Company Stock Options shall be cancelled at the Effective Time and converted into the right to receive an amount in cash, rounding such amount (x) up to the nearest whole cent if half a cent or more or (y) down to the nearest whole cent if less than half a cent, equal to the product obtained by multiplying (i) the aggregate number of Company Shares subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Stock Consideration Portion times the VWAP of Parent Stock plus the Cash Consideration Portion less (B) the exercise price per share of such Company Option (the “Option Consideration”). In no event shall the Company Stock Options described in this Section 2.4(d) be assumed by Parent.

(e) The vesting of each Company Restricted Share and Company RSU held as of the Effective Time by a non-employee director or consultant of the Company or any employee or other service provider of the Company who is not a Continuing Employee or Continuing Service Provider shall be fully accelerated at the Effective Time (and all restrictions thereupon shall lapse) and the holder of such outstanding Company Restricted Share and Company RSU shall be entitled to receive the Merger Consideration in the Merger as provided in Section 2.1. In no event shall the Company Restricted Shares and Company RSUs described in this Section 2.4(e) be assumed by Parent.

(f) Prior to the Effective Time, the Company shall adopt such resolutions as are necessary to effect the treatment of the Company Stock Options, Company Restricted Shares and Company RSUs (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4. At the Effective Time, Parent shall assume all obligations of the Company under the Company Equity Plans, each outstanding Parent Stock Option, Parent Restricted Share and Parent RSU and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the Company Equity Plans pursuant to which they were granted (subject to the adjustments required by reason of this Agreement or the Transactions or such other adjustments or amendments made by Parent in accordance with such terms and conditions).

(g) Notwithstanding anything else to the contrary in Article II, any payment to which a current or former employee of the Company or any Subsidiary of the Company becomes entitled pursuant to this Section 2.4 shall be made through the Surviving Corporation’s payroll as promptly as practicable following the Effective Time. Parent shall cause the Exchange Agent to make the payments under Section 2.4 payable to holders who are not current or former employees of the Company or any Subsidiary in accordance with Section 2.2.

Section 2.5 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Fractional Shares. No fractional shares of Parent Stock shall be issued in connection with the Merger, no certificate or scrip representing fractional shares of Parent Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Stock (rounded to the nearest one thousandth when expressed in decimal form) multiplied by the VWAP of Parent Stock.

ARTICLE III. REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed or furnished with the SEC since December 31, 2013 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent as set forth below.

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Certificate and the Company Bylaws as amended to the date hereof. The Company Certificate and the Company Bylaws are in full force and effect and the Company is not in violation of either the Company Certificate or the Company Bylaws.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens. The Company has provided Parent with a true and complete list of all Company Subsidiaries as of the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of October 31, 2014 (the “Company Capitalization Date”), (i)(A) 307,605,860 Company Shares were issued and outstanding (each together with a preferred share purchase right (the “Company Rights”) issued pursuant to the Rights Agreement dated as of April 22, 2014 (the “Rights Plan”) between the Company and Wells Fargo Bank, N.A., as Rights Agent (as defined in the Rights Plan), (B) 9,707,230 Company Shares were held in treasury and (C) no Company Shares were held by Subsidiaries of the Company, (ii) 16,451,609 Company Shares were reserved and available for issuance pursuant to the Company Equity Plans and (iii) no shares of Company Preferred Stock were issued or outstanding and 400,000 shares were designated as Series A Junior Participating Preferred Stock and were reserved for issuance under the Rights Plan. All the outstanding Company Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.

(b) Except as set forth in Section 3.2(a) above and Section 3.9(g) below, as of the date of this Agreement: (i) the Company does not have any shares of capital stock issued or outstanding other than the Company Shares that were outstanding on the Company Capitalization Date or that have become outstanding after the Company Capitalization Date but were reserved for issuance as set forth in Section 3.2(a) above as of the Company Capitalization Date and (ii) other than the Company Rights and the Rights Plan, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of the Company Subsidiaries is a party or otherwise obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or any other Person or (E) make any payment to any Person the value of which is derived from or calculated based on the value of the Company Common Stock or Company Preferred Stock. Since the Company Capitalization Date until the date of this Agreement, the Company has not granted any equity or equity-based award to any of the directors, employees or independent contractors of the Company or any Company Subsidiaries.

(c) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any Company Subsidiary on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, assuming the representations and warranties set forth in Section 4.25 are true and correct and the Company Stockholder Approval is obtained, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and, assuming the representations and warranties set forth in Section 4.25 are true and correct, except for the filing of the Certificate of Merger with the DSOS, no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the consummation of the Transactions other than, with respect to the Merger, obtaining the Company Stockholder Approval. Prior to the execution of this Agreement, the Company Board of Directors unanimously (x) resolved that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and the stockholders of the Company, (y) approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL and (z) has adopted a resolution to make the Company Board Recommendation and to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, in each case subject to Section 5.3. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws set forth on Section 3.3(b) of the Company Disclosure Letter, (vi) any applicable requirements of the NYSE and (vii) the consents set forth on Section 3.3(b) of the Company Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b) and assuming that the representations and warranties set forth in Section 4.25 are true and correct, the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon the Company or any of the Company Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Company Permitted Liens, (ii) subject to obtaining the Company Stockholder Approval, conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Company Subsidiaries that are not Significant Subsidiaries) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) From January 1, 2012 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports with the SEC (such forms, documents and reports, the “Company SEC Documents”) required to be filed or furnished prior to the date hereof by it with the SEC. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the

Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents is, as of the date of this Agreement and to the knowledge of the Company, the subject of ongoing SEC review or outstanding or unresolved comments. The Company has, prior to the date hereof, provided Parent or its Representatives with true, correct and complete copies of all SEC comment letters received and response letters submitted and other correspondence with the SEC with respect to the Company SEC Documents, within the year prior to the date of this Agreement to the extent such comment letters, response letters and correspondence are not publicly available.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of September 30, 2014 included in the Company SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since September 30, 2014, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Company Material

Adverse Effect. For purposes of this Section 3.6, the term “liabilities” shall not include obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiaries with any such Law, action, judgment or Contract if such default or failure would, with or without the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

Section 3.7 Compliance with Laws; Permits.

(a) The Company and each Company Subsidiary is in compliance with and are not in default under or in violation of any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is in compliance with all Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in Section 3.4, Section 3.5 or Section 3.13, or in respect of environmental, Tax, employee benefits or labor Laws matters.

Section 3.8 Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries are now and have been since January 1, 2012 in compliance with all, and have not violated any, applicable Environmental Laws; (b) no property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by the Company or any Company Subsidiary, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (c) since January 1, 2012, neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (e) the Company has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material employee benefit plan (as defined in Section 3(3) of ERISA) and each material bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent) (together, the “Company Benefit Plans”). With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity; and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b) (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state Law; (iv) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause the Company, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or its Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States.

(f) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(g) Section 3.9(g) of the Company Disclosure Letter sets forth (i) the aggregate number of Company Shares that are subject to Company Stock Options, (ii) the aggregate number of Company Shares that are subject to performance-based Company RSUs, (iii) the aggregate number of Company Shares that are subject to time-based Company RSUs, and (iv) the aggregate number of Company Restricted Shares (such schedule, the “Company Equity

Schedule”), in each case as of the Company Capitalization Date. The Company shall provide Parent with an updated Company Equity Schedule within three (3) business days prior to Closing to reflect any changes occurring between the Company Capitalization Date and the applicable date of delivery.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary (i) is and has been in compliance with all applicable Laws regarding employment and employment practices and those Laws relating to terms and conditions of employment, classification of employees, wages and hours, occupational safety and health and workers’ compensation, and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the knowledge of the Company, threatened against it before any Governmental Entity.

Section 3.10 Absence of Certain Changes or Events.

(a) From December 31, 2013 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From September 30, 2014 through the date of this Agreement, (i) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that would have constituted a breach of Section 5.1(ii) (other than clauses (c), (g), (o) and (p) (solely to the extent relating to clauses (c), (g) or (o) thereof)) had such action been taken after the execution of this Agreement without the prior consent of Parent.

Section 3.11 Investigation; Litigation. As of the date of this Agreement, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the joint proxy statement in preliminary and definitive form relating to the Company Special Meeting and the Parent Special Meeting, which will be used as a prospectus of Parent with respect to the Parent Stock issuable in the Merger (together with any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and the registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Form S-4”) will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and Parent, or at the time the Form S-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, or at the time of the Company Special Meeting or the Parent Special Meeting (each, as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the shareholders of Parent) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal securities Laws. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus or the Form S-4 which were not supplied by or on behalf of the Company.

Section 3.13 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries holds all Company Permits, including (x) all permits, licenses, franchises, approvals, clearances. registrations, and authorizations under the United States Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and data protection laws, and (y) all permits, licenses, franchises, approvals, clearances, registrations, certificates and authorizations of any applicable Governmental Entity or Notified Body that are concerned with the quality, identity, strength, purity, safety, efficacy, labeling, manufacturing, marketing, promotion, distribution, sale, pricing, import or export of the Company Products (any such Governmental Entity or Notified Body, a “Company Regulatory Agency”) necessary for the lawful operating of the businesses of the Company or any Company Subsidiary as currently conducted or as planned to be conducted (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company is in compliance with the terms of all Company Regulatory Permits.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the businesses of each of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws, including (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes and related state or local statutes; (iv) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which material quantities of any of the Company Products or Company Product candidates are manufactured or sold; (v) federal, state or provincial criminal or civil healthcare Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), False Claims Act (42 U.S.C. §1320a-7b(a)), Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.) (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”),

and any comparable federal, state, provincial or local healthcare Laws in the United States or in jurisdictions in which material quantities of any of the Company Products or Company Product candidates are manufactured or sold); (vi) all applicable foreign, federal, state, and provincial Laws pertaining to privacy, data protection, and information security, including all HIPAA and HITECH provisions pertaining to privacy, information security, and breach notification; (vii) federal, state or provincial Laws regarding the collection, reporting and processing of any applicable rebate, chargeback or adjustment under the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; and (viii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Company Healthcare and Data Protection Laws”). Since January 1, 2012, neither the Company nor any Company Subsidiary has received any written notification or communication from any Company Regulatory Agency, including the FDA, the Drug Enforcement Administration, the United States Department of Justice (including any United States Attorney’s Office), the United States Department of Health and Human Services Office of Inspector General and Office for Civil Rights, the Centers for Medicare and Medicaid Services, the FTC, and the Department of Health and Human Services, of noncompliance by, or liability of Company or the Company Subsidiaries under, any Company Healthcare and Data Protection Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have not engaged in activities which are, as applicable, cause for false claims liability, civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other government healthcare program. None of the Company or any Company Subsidiary is a party to any material corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(d) All pre-clinical and clinical investigations in respect of a Company Product or Company Product candidate conducted or sponsored by each of the Company and the Company Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 58, 312, 314, 320, 812 and 820 Subpart C of the Code of Federal Regulations, (ii) any applicable federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Since January 1, 2012, neither the Company nor any Company Subsidiary has received any written notice from the FDA or the European Medicines Agency (the “EMA”) or any foreign agency or Notified Body with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability, or manufacturing of the

Company Products or Company Product candidates which would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any of the Company Regulatory Permits or of any application for marketing approval or clearance already granted or currently pending before the FDA or such other Company Regulatory Agency.

(f) Since January 1, 2012, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company and the Company Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2012 neither the Company nor any Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of the Company Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law applicable in other jurisdictions in which material quantities of any of the Company Products or Company Product candidates are sold or intended by the Company to be sold. Since January 1, 2012, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been debarred, suspended or excluded from participation in any government health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Company Healthcare Law or program.

(g) As to each Company Product or Company Product candidate subject to the FDCA, PHSA or the regulations of the FDA promulgated thereunder or any similar applicable Law in any foreign jurisdiction in which material quantities of any of the Company Products or Company Product candidates are sold or intended by the Company to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company or any of the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each such Company Product or Company Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product or Company Product candidate by the Company or any of the Company Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2012, neither the Company nor any of the Company Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, correction, removal, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product. To the knowledge of Company, there are no facts which are reasonably likely to cause, and the Company has not received any written notice from the FDA or any other Company Regulatory Agency regarding (i) the recall, removal, correction, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or a Company Subsidiary (other than recalls, removals, corrections, market withdrawals or replacements that are not material to the Company or the Company Subsidiaries, taken as a whole), (ii) a material change in the marketing classification or a material change in the labeling of any such Company Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Company Products, or (iv) a material negative change in reimbursement status of a Company Product.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has experienced any security breach or other incident resulting in the unauthorized access, use, or disclosure of data or information that is linked to any reasonably identifiable person or any other data protected under applicable Law.

(j) Notwithstanding anything contained in this Section 3.13, no representation or warranty shall be deemed to be made in this Section 3.13 in respect of environmental, Tax, employee benefits or labor Law matters.

Section 3.14 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b) the Company and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(c) there is no pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries;

(d) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(f) none of the Company or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(g) there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for the Company Permitted Liens; and

(h) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

Section 3.15 Labor Matters.

(a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any material collective bargaining agreement or other material Contract with a labor union or labor organization. Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary, except for those the formation of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection, and information security of employee information.

Section 3.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of the Company, threatened claims against the Company or its Subsidiaries by any Person alleging infringement by the Company or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. As of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Real Property.

(a) With respect to the real property owned by the Company or any Company Subsidiary at which the material operations of the Company and the Company Subsidiaries are conducted as of the date hereof (such property collectively, the “Company Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary has good and valid title to such the Company Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company or (v) other than any Liens securing indebtedness for borrowed money or any financial guaranty thereof, which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), a “Company Permitted Lien”). As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of the Company and its Subsidiaries are conducted as of the date hereof (the “Company Leased Real Property”), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Company Permitted Liens.

Section 3.18 Opinions of Financial Advisors. The Company Board of Directors has received the opinions of Goldman, Sachs & Co. and Merrill Lynch, Pierce Fenner & Smith Incorporated, each dated the date of this Agreement, and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders (other than Parent and its affiliates) of the Company pursuant to this Agreement. The Company shall, promptly following the execution of this Agreement by the Parties, furnish an accurate and complete copy of each such opinion to Parent (it being understood and agreed that such written opinion is for the benefit of the Company Board of Directors and may not be relied upon by Parent or Merger Sub).

Section 3.19 Required Vote; State Takeover Statutes.

(a) Assuming the accuracy of Parent’s representations and warranties in Section 4.25, the Company Stockholder Approval is the only vote of holders of securities of the Company required to adopt this Agreement and to consummate the Transactions.

(b) Assuming the accuracy of Parent’s representations and warranties in the first sentence of Section 4.25, (i) the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute (to the extent it has authority under such other Takeover Statutes) and (ii) to the knowledge of the Company, no other Takeover Statute is applicable to the Transactions.

Section 3.20 Material Contracts.

(a) Except for this Agreement, Section 3.20 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.20(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.20(a) being referred to herein as the “Company Material Contracts”):

(i) each Contract that limits in any material respect the freedom of the Company or any of its affiliates to compete in any line of business, therapeutic area or geographic region, or with any Person, including any Contract that requires the Company and its affiliates to work exclusively with any Person in any therapeutic area or geographic region, or which by its terms would so limit the freedom of Parent and its affiliates after the Effective Time;

(ii) any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract which is material to the Company and its Subsidiaries, taken as a whole;

(iii) each Contract not otherwise described in any other subsection of this Section 3.20(a) that (A) is reasonably expected to involve future expenditures by the Company and/or any Company Subsidiary of more than $50,000,000 in the one-year period following the date hereof and (B) cannot be terminated by the Company or such Company Subsidiary on less than sixty (60) days’ notice without material payment or penalty, other than ordinary course product or active ingredient purchase contracts;

(iv) each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $50,000,000 in the twelve (12) month period following the date hereof;

(v) each Contract relating to outstanding Indebtedness of the Company or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $30,000,000 other than (A) Contracts solely among the Company and any wholly owned Company Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $2,500,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon), and (C) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Company SEC Documents and which are publicly available prior to the date hereof in unredacted form as an exhibit to such Company SEC Documents;

(vi) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate or family member, but not including any Company Benefit Plans;

(vii) any Contract (excluding (A) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (B) service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contracts, immaterial, non-exclusive and granted in the ordinary course of business) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(viii) any Contract (excluding licenses contained in service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contract, immaterial, non-exclusive and granted in the ordinary course of business) under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(ix) any stockholders, investors rights, registration rights or similar agreement or arrangement;

(x) any Contract (A) pursuant to which a third party supplies the Company or the Company Subsidiaries with active ingredients for any Key Product, and which Contract is material to the Company and the Parent Subsidiaries, taken as a whole or (B) requiring the Company or any Company Subsidiary to purchase a minimum quantity of goods relating to any product or product candidate that is reasonably expected to involve future expenditures by the Company or any of the Company Subsidiaries of more than $50,000,000 in the one-year period following the date hereof;

(xi) any Contract pursuant to which the Company or any Company Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any Company Subsidiary, in each case (x) which payments after the date hereof would reasonably be expected to be more than $50,000,000 in the twelve (12) month period following the date hereof and (y) that cannot be terminated by the Company or such Company Subsidiary without penalty without more than sixty (60) days’ notice without material payment or penalty;

(xii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $10,000,000;

(xiii) any material collective bargaining agreement or other material Contract with any labor union;

(xiv) any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) which (x) will involve payments after the date hereof, or involved payments, in excess of $30,000,000 or (y) will impose, or imposed, monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on the Company or any Company Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(xv) any Contract with any Governmental Entity, excluding settlement agreements described in the Company SEC Documents and publicly available prior to the date hereof as an exhibit to the Company SEC Documents in unredacted form, sales or supply agreements entered into in the ordinary course of business that are not material and tolling agreements entered into in connection with investigations by Governmental Entities; and

(xvi) any Contract not otherwise described in any other subsection of this Section 3.20(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) Except as described in Section 3.20(b)(xvii) of the Company Disclosure Letter, the Company has provided to Parent prior to the date of this Agreement, a true and complete copy of each Company Material Contract as in effect on the date of this Agreement. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in, or is alleged to be, breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies and Contracts of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 Finders and Brokers. Neither the Company nor any Company Subsidiary has employed, nor has any Person employed on behalf of the Company or a Company Subsidiary, any investment banker, broker, finder or similar Person in connection with the Transactions, other than as set forth in Section 3.22 of the Company Disclosure Letter, who might be entitled to any fee, commission or other payment in connection with or upon consummation of the Merger. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company or any Company Subsidiary and each of the Persons set forth in Section 3.22 of the Company Disclosure Letter relating to any of the Transactions.

Section 3.23 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) neither the Company nor any Company Subsidiary, nor any director, manager or employee of the Company or any Company Subsidiary has in the last five (5) years, in connection with the business of the Company or any Company Subsidiary, itself or, to the Company’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of the Company or any Company Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(b) neither the Company nor any Company Subsidiary, nor any director, manager or employee of the Company or any Company Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(c) the Company and each Company Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each Company Subsidiary as required by the FCPA in all material respects;

(d) the Company and each Company Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(e) no officer, director, or employee of the Company or any Company Subsidiary is a Government Official.

Section 3.24 Sanctions. Except for those matters, which individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary, nor any of their respective directors, managers, or employees (a) is a Sanctioned Person, (b) has in the past five (5) years engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any Company Subsidiary, except pursuant to a license from the United States, or (c) has in the past five (5) years violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

Section 3.25 No Other Representations. Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or any Parent Subsidiary or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents and forms, documents and reports of Actavis Limited, in each case filed or furnished with the SEC since December 31, 2013 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof or in the Form S-1 filed on December 26, 2013 by Actavis Holdings Inc. (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as set forth below.

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent, Merger Sub and the Parent Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Articles of Association of Parent as amended to the date hereof (the “Parent Articles of Association”). The Parent Articles of Association are in full force and effect and Parent is not in violation of the Parent Articles of Association.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

Section 4.2 Share Capital

(a) The authorized share capital of Parent consists of 1,000,000,000 Parent Shares, 40,000 deferred ordinary shares, par value €1.00 per share (“Parent Deferred Shares”) and 10,000,000 serial preferred shares, par value $0.0001 per share (“Parent Preferred Shares”). As of November 13, 2014 (the “Parent Capitalization Date”), (i)(A) 265,204,677 Parent Shares were issued and outstanding and (B) no Parent Shares were held in treasury, (ii) 15,967,028 Parent Shares were reserved for issuance pursuant to the Parent Equity Plans, (iii) not more than 40,000 Parent Deferred Shares were issued and outstanding, and (iv) no Parent Preferred Shares were issued and outstanding. All the outstanding Parent Stock are, and all Parent Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares in the capital of, or other equity interests in, each Significant Subsidiary of Parent are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

(b) Except as set forth in Section 4.2(a) above, as of the date hereof: (i) Parent does not have any shares of capital stock issued or outstanding other than Parent Shares that have become outstanding after the Parent Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital stock to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Subsidiary of Parent); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned.

(c) Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of Parent or any of its Subsidiaries.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the issuance of shares of Parent Stock in connection with the Merger) to receipt of the Parent Shareholder Approval, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board of Directors and, except for (i) the filing of the Certificate of Merger with the DSOS, and (ii) in the case of the issuance of shares of Parent Stock in connection with the Merger, the receipt of the Parent Shareholder Approval, no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Parent Board of Directors has unanimously (x) resolved that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of Parent and the shareholders of Parent, (y) approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein and (z) adopted a resolution to recommend that the shareholders of Parent vote in favor of the approval of the issuance of shares of Parent Stock in connection with the Merger, in each case, subject to Section 5.4 (the “Parent Board Recommendation”), and to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus. Parent, as sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub a written consent adopting this Agreement, such written consent by its terms to become effective immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws, (vi) any applicable requirements of the NYSE and (vii) the consents set forth on Section 4.3(b) of the Parent Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Parent or any of Parent’s Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of Parent’s Subsidiaries, other than Parent Permitted Liens, (ii) subject to obtaining the Parent Shareholder Approval, conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational documents of any Parent Subsidiary or Merger Sub or (iii) conflict with or violate any Laws applicable to Parent or any of Parent’s Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Parent Subsidiaries that are not Significant Subsidiaries or Merger Sub) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) From January 1, 2012 through the date of this Agreement, each of Parent and Actavis, Inc. have filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Parent or Actavis, Inc., as applicable, included in the Parent SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent or Actavis, Inc., as applicable, and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of September 30, 2014 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since September 30, 2014, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Section 4.6, the term “liabilities” shall not include obligations of the Parent or any Parent Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Parent or any Parent Subsidiaries with any such Law, action, judgment or Contract if such default or failure would, with or without the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

Section 4.7 Compliance with Law; Permits.

(a) Parent and each of Parent’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Parent’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 4.7, no representation or warranty shall be deemed to be made in this Section 4.7 in respect of the matters referenced in Section 4.4, Section 4.5 or Section 4.13, or in respect of environmental, Tax, employee benefits or labor Laws matters.

Section 4.8 Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and its Subsidiaries are now and have been since January 1, 2012 in compliance with all, and have not violated any, applicable Environmental Laws; (b) no property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by Parent or any of Parent’s Subsidiaries, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (c) since January 1, 2012, neither Parent nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither Parent nor any of its

Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (e) Parent has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Parent Disclosure Letter sets forth, as of the date hereof, each material employee benefit plan (as defined in Section 3(3) of ERISA) and each material bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of Parent or any Parent Subsidiary or with respect to which the Parent or any Parent Subsidiary may have any obligation or liability (whether actual or contingent) (together, the “Parent Benefit Plans”). With respect to each Parent Benefit Plan, Parent has made available to the Company correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity; and (v) all material related agreements, insurance contracts and other agreements which implement each such Parent Benefit Plan.

(b) (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Parent Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Parent Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its Subsidiaries beyond their retirement or other termination of service, other than under COBRA or comparable U.S. state Law; (iv) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Parent, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Parent Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all contributions or other amounts payable by Parent or its Subsidiaries pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has engaged in a transaction in connection with which Parent or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there are no pending, or to the knowledge of Parent, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to the Company.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of Parent or any Parent Subsidiary under any Parent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(e) Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan, if any, which is maintained outside of the United States has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Parent Benefit Plan is present or operates and, to the extent relevant, the United States.

(f) Each Parent Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. Parent is not a party to nor does it have any obligation under any Parent Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary (i) is and has been in compliance with all applicable Laws regarding employment and employment practices and those Laws relating to terms and conditions of employment, classification of employees, wages and hours, occupational safety and health and workers’ compensation, and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the knowledge of Parent, threatened against it before any Governmental Entity.

Section 4.10 Absence of Certain Changes or Events.

(a) From December 31, 2013 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) From September 30, 2014 through the date of this Agreement, (i) the business of Parent and the Parent Subsidiaries has been conducted in the ordinary course of business and (ii) neither Parent nor any Parent Subsidiary has taken any action that would constitute a breach of Section 5.2(ii) (other than clauses (c), (e) and (i) (solely to the extent relating to clauses (c) or (e) thereof)) had such action been taken after the execution of this Agreement.

Section 4.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of Parent’s Subsidiaries or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against Parent or any of Parent’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12 Information Supplied. The information relating to Parent and its Subsidiaries to be contained in the Joint Proxy Statement/Prospectus and the Form S-4 will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to shareholders of Parent or at the time the Form S-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, or at the time of the Company Special Meeting or the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the stockholders of the Company) and the Form S-4 will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and any other applicable federal securities laws. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus or the Form S-4 which were not supplied by or on behalf of Parent.

Section 4.13 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and the Parent Subsidiaries holds (x) all permits, licenses, franchises, approvals, clearances, registrations, and authorizations under the FDCA, the PHSA, the regulations of the FDA promulgated thereunder, data protection laws and (y) all permits, licenses, franchises, approvals, clearances, registrations, certificates and authorizations of any applicable Governmental Entity or Notified Body that are concerned with the quality, identity, strength, purity, safety, efficacy, labeling, manufacturing, marketing, promotion, distribution, sale, pricing, import or export of the Parent Products (any such Governmental Entity or Notified Body, a “Parent Regulatory Agency”) necessary for the lawful operating of the businesses of Parent or any of the Parent Subsidiaries as currently conducted or as planned to be conducted (the “Parent Regulatory Permits”); (ii) all such Parent Regulatory Permits are valid and in full force and effect; and (iii) Parent is in compliance with the terms of all Parent Regulatory Permits.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the businesses of each of Parent and each Parent Subsidiary are being conducted in compliance with all applicable Laws, including (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes and related state or local statutes; (iv) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which material quantities of any of the Parent Products or Parent Product candidates are manufactured or sold; (v) federal, state or provincial criminal or civil healthcare Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), False Claims Act (42 U.S.C. §1320a-7b(a)), Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under HIPAA, as amended by the HITECH Act, and any comparable federal, state, provincial or local healthcare Laws in the United States or in jurisdictions in which material quantities of any of the Parent Products or Parent Product candidates are manufactures or sold); (vi) all applicable foreign, federal, state and provincial Laws pertaining to privacy, data protection and information security, including all HIPAA and HITECH provisions pertaining to privacy, information security and breach notification; (vii) federal, state or provincial Laws regarding the collection, reporting and processing of any applicable rebate, chargeback or adjustment under the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; and (vii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Parent Healthcare and Data Protection Laws”). Since January 1, 2012, neither Parent nor any of the Parent Subsidiaries has received any written notification or communication from any Parent Regulatory Agency, including the FDA, the Drug Enforcement Administration, the United States Department of Justice (including any United States Attorney’s Office), the United States Department of Health and Human Services Office of Inspector General and Office for Civil Rights, the Centers for Medicare and Medicaid Services, the FTC and the Department of Health and Human Services, of noncompliance by, or liability of Parent or the Parent Subsidiaries under, any Parent Healthcare and Data Protection Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have not engaged in activities which are, as applicable, cause for false claims liability, civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other government healthcare program. None of the Parent or any Parent Subsidiary are a party to any material corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Parent Regulatory Agency.

(d) All pre-clinical and clinical investigations in respect of a Parent Product or Parent Product candidate conducted or sponsored by each of Parent and the Parent Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Parent Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations and (ii) any applicable federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e) Since January 1, 2012, neither Parent nor any of the Parent Subsidiaries has received any written notice from the FDA or the EMA or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any Parent Regulatory Permits or of any application for marketing approval already granted or currently pending before the FDA or such other Parent Regulatory Agency.

(f) Since January 1, 2012, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Parent Regulatory Agency by Parent and the Parent Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2012, neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Parent Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Parent Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Parent or any of the Parent Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Parent Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law applicable in other jurisdictions in which material quantities of any of the Parent Products or Parent Product candidates are sold or intended by the Parent to be sold. Since

January 1, 2011, neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has been debarred, suspended or excluded from participation in any government health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Parent Healthcare Law or program.

(g) As to each Parent Product or Parent Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Law applicable in any foreign jurisdiction in which material quantities of any of the Parent Products or Parent Product candidates are sold or intended by the Company to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Parent or any of the Parent Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each such Parent Product or Parent Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of Parent, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Parent Product or Parent Product candidate by Parent or any of the Parent Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2012, neither Parent nor any of the Parent Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Parent Product. To the knowledge of Parent, there are no facts which are reasonably likely to cause, and Parent has not received any written notice from the FDA or any other Parent Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by Parent or a Parent Subsidiary (other than recalls, withdrawals or replacements that are not material to Parent or the Parent Subsidiaries, taken as a whole), (ii) a material change in the marketing classification or a material change in the labeling of any such Parent Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Parent Products, or (iv) a material negative change in reimbursement status of a Parent Product.

(i) Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of the Parent Subsidiaries has experienced any security breach or other incident resulting in the unauthorized access, use or disclosure of data or information that is linked to any reasonably identifiable person or any other data protected under applicable Law. Parent or Merger Sub is not a business associate, as that term is defined in the HIPAA regulations at 45 C.F.R. § 160.103.

(j) Notwithstanding anything contained in this Section 4.13, no representation or warranty shall be deemed to be made in this Section 4.13 in respect of environmental, Tax, employee benefits or labor Law matters.

Section 4.14 Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) all Tax Returns that are required to be filed by or with respect to Parent or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii) Parent and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and its Subsidiaries;

(iii) there is no pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Parent or any of its Subsidiaries;

(iv) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(v) neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(vi) none of Parent or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(vii) there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Parent Permitted Liens; and

(viii) neither Parent nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b) Parent is, and at all times since its formation has been, treated as a foreign corporation for U.S. federal income tax purposes.

Section 4.15 Labor Matters.

(a) As of the date hereof, neither Parent nor any Parent Subsidiary is a party to, or bound by, any material collective bargaining agreement or other material Contract with a labor union or labor organization. Neither Parent nor any Parent Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any Parent Subsidiary, except for those the formation of which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any Parent Subsidiary, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Parent Material Adverse Effect, the businesses of Parent and each Parent Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection and information security of employee information.

Section 4.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Parent, threatened claims against Parent or its Subsidiaries by any Person alleging infringement by Parent or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. As of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.17 Real Property.

(a) With respect to the real property owned by Parent or any Parent Subsidiary at which the material operations of Parent and the Parent Subsidiaries are conducted as of the date hereof (such property collectively, the “Parent Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary has good and valid title to such Parent Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), “Parent Permitted Lien”). As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Parent and its Subsidiaries are conducted as of the date hereof (the “Parent Leased Real Property”), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder exists with respect to any Parent Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens.

Section 4.18 Opinion of Financial Advisor. The Parent Board of Directors has received an opinion from J.P. Morgan Securities LLC dated November 15, 2014, as to the fairness, from a financial point of view, as of the date of the opinion, to Parent of the Merger Consideration being paid by Parent pursuant to this Agreement.

Section 4.19 Required Vote. The Parent Shareholder Approval is the only vote of the holders of securities of Parent which is required for Parent to consummate the Transactions.

Section 4.20 Material Contracts.

(a) Except for this Agreement, Section 4.20 of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.20(a) under which Parent or any Parent Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.20(a) being referred to herein as the “Parent Material Contracts”):

(i) each Contract that limits in any material respect the freedom of the Parent or any of its affiliates to compete in any line of business, therapeutic area or geographic region, or with any Person, including any Contract that requires the Parent and its affiliates to work exclusively with any Person in any therapeutic area or geographic region, or which by its terms would so limit the freedom of Company and its affiliates after the Effective Time;

(ii) any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract which is material to Parent and its Subsidiaries, taken as a whole;

(iii) each Contract not otherwise described in any other subsection of this Section 4.20(a) that (A) is reasonably expected to involve future expenditures by Parent or any Parent Subsidiary of more than $50,000,000 in the one-year period following the date hereof and (B) cannot be terminated by Parent or such Parent Subsidiary on less than sixty (60) days’ notice without material payment or penalty, other than ordinary course product or active ingredient purchase contracts;

(iv) each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $50,000,000 in the twelve (12) month period following the date hereof;

(v) each Contract relating to outstanding Indebtedness of Parent or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $30,000,000 other than (A) Contracts solely among Parent and any wholly owned Parent Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $2,500,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), and (C) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Parent SEC Documents;

(vi) each Contract between Parent or any Parent Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Parent Subsidiary) of Parent or any Parent Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Parent or any Parent Subsidiary has an obligation to indemnify such officer, director, affiliate or family member, but not including any Parent Benefit Plans;

(vii) any Contract (excluding (A) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (B) service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contracts, immaterial, non-exclusive and granted in the ordinary course of business) under which Parent or any Parent Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to Parent and the Parent Subsidiaries, taken as a whole;

(viii) any Contract (excluding licenses contained in service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contract, immaterial, non-exclusive and granted in the ordinary course of business) under which Parent or any Parent Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property, which Contract is material to Parent and the Parent Subsidiaries, taken as a whole;

(ix) any stockholders, investors rights, registration rights or similar agreement or arrangement;

(x) any Contract (A) pursuant to which a third party supplies Parent or the Parent Subsidiaries with active ingredients for any Key Product, and which Contract is material to Parent and the Parent Subsidiaries, taken as a whole or (B) requiring Parent or any Parent Subsidiary to purchase a minimum quantity of goods relating to any product or product candidate that is reasonably expected to involve future expenditures by Parent or any of the Parent Subsidiaries of more than $50,000,000 in the one-year period following the date hereof;

(xi) any Contract pursuant to which Parent or any Parent Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of Parent or any Parent Subsidiary, in each case (x) which payments after the date hereof would reasonably be expected to be more than $50,000,000 in the twelve (12) month period following the date hereof and (y) that cannot be terminated by Parent or such Parent Subsidiary without penalty without more than sixty (60) days’ notice without material payment or penalty;

(xii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $10,000,000 in the aggregate

(xiii) any material collective bargaining agreement or other material Contract with any labor union;

(xiv) any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) which (x) will involve payments after the date hereof, or involved payments, in excess of $30,000,000 or (y) will impose, or imposed, monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on Parent or any Parent Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(xv) any Contract with any Governmental Entity, excluding settlement agreements described in the Parent SEC Documents, sales or supply agreements entered into in the ordinary course of business that are not material and tolling agreements entered into in connection with investigations by Governmental Entities; and

(xvi) any Contract not otherwise described in any other subsection of this Section 4.20(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent.

(b) Except as described in Section 4.20(b)(xvii) of the Parent Disclosure Letter, Parent has provided to the Company prior to the date of this Agreement, a true and complete copy of each written Parent Material Contract as in effect on the date of this Agreement. Neither Parent nor any Parent Subsidiary is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies and Contracts of Parent and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Parent nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.22 Finders and Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 4.22 of the Parent Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.23 Financing.

(a) Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter and any related fee letters (redacted as to economic terms and other commercially sensitive numbers and provisions specified in any such fee letter (including any provisions relating to “flex” terms or similar concepts) excluding in each case, any such provisions that could adversely affect the amount of the financing or the Financing Conditions). The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither Parent nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Transactions that could affect the availability of the Financing on the Closing Date, other than as described in the Debt Commitment Letter and the fee letters and engagement letters related to the Debt Commitment Letter. As of the date of this Agreement, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent and to the knowledge of Parent each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions and, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III such that the condition set forth in Section 7.2(a) is satisfied, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party thereto under the Debt Commitment Letter. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III such that the condition set forth in Section 7.2(a) is satisfied and the satisfaction of the conditions set forth in Section 7.2(b) and Section 7.2(c) and performance by the Company of its obligations under Section 6.13 of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis its obligations under the Debt Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Financing, other than the Financing Conditions. Assuming the accuracy of the representations and warranties set forth in Article III such that the condition set forth in Section 7.2(a) is satisfied and the satisfaction of the conditions set forth in Section 7.2(b) and Section 7.2(c) and performance by the Company of its obligations under Section 6.13 of this Agreement, as of the date of this Agreement, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date.

(b) Assuming the accuracy of the representations and warranties set forth in Article III such that the condition set forth in Section 7.2(a) is satisfied and the satisfaction of the conditions set forth in Section 7.2(b) and Section 7.2(c) and performance by the Company of its obligations under Section 6.13 of this Agreement, Parent has, or will have at Closing, directly or through one or more affiliates, all funds necessary to consummate the Transactions, including the making of all required payments in connection with the Transactions, including payment of the Merger Consideration and Fractional Share Consideration and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Transactions on the Closing

Date. Notwithstanding anything to the contrary contained herein, in no event shall the receipt or availability of any funds or financing by Parent or any of its affiliates be a condition to any of Parent or Merger Sub’s obligations hereunder.

Section 4.24 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:

(a) neither Parent nor any Parent Subsidiary, nor any director, manager or employee of Parent or any Parent Subsidiary has in the last five (5) years, in connection with the business of Parent or any Parent Subsidiary, itself or, to Parent’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Parent or any Parent Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(b) neither Parent nor any Parent Subsidiary, nor any director, manager or employee of Parent or any Parent Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any Parent Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(c) Parent and each Parent Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Parent and each Parent Subsidiary as required by the FCPA in all material respects;

(d) Parent and each Parent Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(e) no officer, director, or employee of Parent or any Parent Subsidiary is a Government Official.

Section 4.25 Stock Ownership. Neither Parent, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, nor at any time during the past three (3) years has been, an “interested stockholder” of the Company as defined either in the Company Certificate or in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any Parent Subsidiaries has owned, beneficially or otherwise, in excess of 1% of the shares of Company Common Stock.

Section 4.26 No Merger Sub Activity. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

Section 4.27 No Other Representations. Except for the representations and warranties contained in Article III, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V.

COVENANTS RELATING TO CONDUCT

OF BUSINESS PENDING THE CLOSING

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Effective Time or the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with Governmental Entities and with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (p) of Section 5.1(ii) shall be deemed a breach of this clause (i) and (ii) agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

(a) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except dividends and distributions paid or made on a pro rata basis by a Company Subsidiary in the ordinary course of business consistent with past practice or by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(b) split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Company Subsidiary after consummation of such transaction;

(c) except as required by applicable Law or the terms and conditions of any Company Benefit Plan in existence as of the date hereof, (i) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors other than, increases in base salaries and target cash incentive compensation at times and in amounts in the ordinary course of business consistent with past practice, provided, that in no event shall the Company increase (x) the target cash incentive compensation or the base salary of any Section 16 Officer, other than, with respect to each Section 16 Officer, an ordinary course base salary increase of up to 3%, or (y) the base salary of any employee, other than a Section 16 Officer, whose principal place of employment is in the United States by more than 5%, (ii) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay other than increases in severance or termination pay for new-hires and promoted employees in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than as set forth in Section 5.1(c) of the Company Disclosure Letter, (iv) enter into any employment, severance, change in control or retention agreement (excluding offer letters that provide for no severance, change in control or retention benefits) with any of its directors, officers, employees or individual independent contractors other than as set forth in Section 5.1(c) of the Company Disclosure Letter; provided further, that with respect to new hires and promoted employees (other than the Section 16 Officers), the Company may enter into employment, severance, change in control or retention agreements that provide for severance, change in control or retention benefits provided to similarly situated employees under Company Benefit Plans in the ordinary course of business consistent with past practice, (v) other than those employees of the Company and its Subsidiaries who are formal participants, as of the date hereof, in the Company’s CIC Policy, allow any additional employees of the Company or any of its Subsidiaries to participate in the Company’s CIC Policy, except with respect to new-hires and promoted employees in the ordinary course of business consistent with past practice, (vi) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan except as otherwise permitted by this Section 5.1(c) or any amendments or terminations in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (c) or, materially increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan, (vii) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (viii) terminate the employment of any member of the Company Executive Team, other than for cause, or (ix) hire any employee or individual independent contractor having total annual cash compensation in excess of $300,000;

(d) make any change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(e) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any business or division thereof, in each case whether by merger, consolidation, business combination, acquisition of stock or assets, license or formation of a joint venture or otherwise, except for (i) such transactions for consideration (including assumption of liabilities) that does not exceed $50,000,000 in the aggregate or (ii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(f) amend the Company Governing Documents or permit any Significant Subsidiary of the Company to adopt any amendments to its governing documents;

(g) other than in accordance with the Rights Plan, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock,

“phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise required by the express terms of any Company Equity Award outstanding on the date hereof), other than (i) issuances of Company Shares in respect of any exercise of Company Stock Options or the vesting or settlement of Company Equity Awards outstanding on the date hereof and in accordance with their respective present terms or (ii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(h) directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Company Shares (and associated Company Rights) tendered by holders of Company Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (ii) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards and (iii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(i) redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (ii) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of the Company or any of the Company Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, in each case in an amount not to exceed the amount of the Indebtedness replaced, renewed, extended, refinanced or refunded and on terms that are no less favorable to the Company or such Company Subsidiary than the terms of the Indebtedness replaced, renewed, extended, refinanced or refunded, (iii) guarantees by the Company of Indebtedness for borrowed money of wholly owned Company Subsidiaries or guarantees by wholly owned Company Subsidiaries of Indebtedness for borrowed money of the Company or any wholly owned Company Subsidiary, which Indebtedness is incurred in compliance with this clause (i), (iv) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments and (v) Indebtedness for borrowed money not to exceed $50,000,000 in aggregate incurred by the Company or any of the Company Subsidiaries other than in accordance with clauses (i) through (iv), inclusive; provided that nothing contained herein shall prohibit the Company and the Company Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business;

(j) make any loans to any other Person, except for loans among the Company and its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries;

(k) sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Company Permitted Liens), any of its material properties or assets (including shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries), except (i) pursuant to existing agreements in effect prior to the execution of this Agreement, (ii) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.1(ii)(i), (iii) sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business, (iv) licenses of non-material Intellectual Property (A) in the ordinary course of business or (B) in connection with a compromise or settlement of any material claim, litigation, investigation or proceeding permitted by Section 5.1(ii)(l), (v) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $30,000,000 in the aggregate and (vi) for transactions among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries;

(l) (x) compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending by or against the Company or any of the Company Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (i) are for an amount (in excess of insurance proceeds not to exceed $25,000,000), individually or in the aggregate, $25,000,000, (ii) does not involve an admission of guilt or impose any injunctive relief or a material restriction on the Company and the Company Subsidiaries and (iii) does not provide for the license of any material Intellectual Property or (y) commence any material claim, litigation, investigation or proceeding, other than in the ordinary course of business;

(m) make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

(n) except for capital expenditures incurred in the ordinary course of business in accordance with the Company’s budget plan provided to Parent prior to the execution of this Agreement, make any new capital expenditure or expenditures;

(o) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(ii), (i) enter into any

Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (ii) materially modify, materially amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder; or

(p) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that between the date of this Agreement and the Effective Time or the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (i) shall and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with Governmental Entities and with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (i) of Section 5.2(ii) shall be deemed a breach of this clause (i), and (ii) agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any Parent Subsidiary to:

(a) authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Parent or Parent Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Parent Subsidiaries in the ordinary course of business consistent with past practice or by a wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary;

(b) split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares, except for any such transaction by a wholly owned Parent Subsidiary which remains a wholly owned Parent Subsidiary after consummation of such transaction;

(c) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of a substantial equity interest in or a substantial portion of the assets of any Person or any business or division thereof, in each case whether by merger, consolidation, combination, acquisition of stock or assets or formation of a joint venture or otherwise that, in any case, would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions;

(d) amend the Parent Governing Documents or permit Merger Sub or any Significant Subsidiary of Parent to adopt any amendments to its governing documents;

(e) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares, voting securities or other equity interest in the Parent or any Parent Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (i) issuances of Parent Shares in respect of any exercise of Parent stock options or the vesting or settlement of Parent Equity Awards, (ii) transactions between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries, (iii) issuances of Parent Equity Awards, (iv) other issuances of shares of Parent Stock for an amount not exceeding $100,000,000 in the aggregate and (v) other than in connection with the Financing; or

(f) directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Parent Shares tendered by holders of Parent Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto (ii) the acquisition by the Parent of Parent Equity Awards in connection with the forfeiture of such awards, (iii) transactions between the Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries and (iv) other acquisitions of shares of Parent Stock for an amount not exceeding $100,000,000 in the aggregate;

(g) make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

(h) convene any meeting of the holders of Parent Stock for the purpose of revoking or varying the authority of the directors of Parent to allot Parent Stock; or

(i) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 Solicitation by the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the time, if any, at which this Agreement is terminated in accordance with Section 8.1, and except as otherwise specifically provided for in this Section 5.3, the Company agrees that it shall not (and that the Company Board of Directors shall not and that the Company shall cause each Company Subsidiary not to), and that it shall cause its officers and employees not to, and that it shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in any discussions or negotiations regarding, any inquiry, proposal or offer (or amendment or modification of any proposal or offer), or the making, submission, modification or amendment or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a Company Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to a Company Competing Proposal, (iii) engage in discussions with any Person with respect to any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to any Company Competing Proposal, (iv) except in the event the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would constitute a breach of the fiduciary duties of the members of the Company Board of Directors under applicable Delaware Law, waive, terminate, modify or release any Person (other than Parent, Merger Sub and their respective affiliates) from any provision of or grant any permission, waiver or request under, or fail to enforce, any “standstill” or similar agreement or obligation, (v) approve or recommend, propose publicly to approve or recommend, or fail to timely recommend against, any Company Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (vii) enter into any letter of intent or other document or agreement relating to, or any agreement or commitment providing for, any Company Competing Proposal, or (viii) resolve or agree to do any of the foregoing (any act described in clauses (v) and (vi) above, a “Company Change of Recommendation”). The Company shall immediately cease, and cause its directors, officers and employees to cease, and shall use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Company Competing Proposal or potential Company Competing Proposal. The Company shall, and shall cause its affiliates to, promptly cause (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Competing Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives. The Company shall promptly following the execution of this Agreement inform its Representatives of the Company’s obligations under this Section 5.3. For purposes of this Section 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries. The Company shall not (i) take any action to exempt any Person from the restrictions on “business combinations” or any similar provision contained in any applicable Takeover Statute or the Company Governing Documents or otherwise cause such restrictions not to apply or (ii) (x) terminate (or permit the termination of (except in accordance with its terms and not related to a Company Competing Proposal)), waive or amend the Rights Plan, (y) redeem any Company Rights under the Rights Plan or (z) take any action with respect to, or make any determination under, the Rights Plan that would interfere with Parent consummating the Transactions, in each case without the prior written consent of Parent, in each case prior to the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify and understand the terms and conditions of any Company Competing Proposal (or amended proposal) solely to determine whether such Company Competing Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and (B) inform a Person that has made a Company Competing Proposal of the provisions of this Section 5.3, in each case, so long as the Company, the Company Subsidiaries and the Company’s Representatives otherwise comply with this Section 5.3 in connection therewith.

(b) Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide, written

Company Competing Proposal from any Person, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Company Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Company Superior Proposal, then in either event (if there has not been a material breach of the provisions of this Section 5.3 (1) with respect to such Company Competing Proposal or Person or (2) in a manner that otherwise related to such Company Competing Proposal or Person) the Company may take the following actions: (x) furnish nonpublic information to the Person making such Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Company Competing Proposal.

(c) The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt of any Company Competing Proposal, any proposals or inquiries that would reasonably be expected to lead to a Company Competing Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make any Company Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Company Competing Proposal, inquiry or request or with whom the Company is engaging in discussions or negotiations, and the material terms and conditions of any such proposal, offer or Company Competing Proposal or the nature of the information requested pursuant to such inquiry or request. In addition, the Company shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding a Company Competing Proposal or potential Company Competing Proposal which is received by the Company from any Person (or from any Representatives of such Person) making such Company Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Company Competing Proposal. The Company shall keep Parent reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such Company Competing Proposal or potential Company Competing Proposal and keep Parent reasonably informed as to the nature of any information requested of the Company or any Company Subsidiary or any of their respective Representatives with respect thereto. The Company shall promptly (but in any event within twenty-four (24) hours) provide to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Company Competing Proposal that was not previously provided to Parent. Neither the Company nor any of its affiliates will enter into any agreement with any Person which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(d) Notwithstanding anything in this Section 5.3 or Section 5.4 to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors may make a Company Change of Recommendation (i) in response to a Company Intervening Event, or (ii) following receipt of a bona fide, written Company Competing Proposal, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors is a Company Superior Proposal, in each case, if and only if, (x) with respect to clause (ii), neither the Company nor any of its Representatives solicited, encouraged or facilitated such Company Competing Proposal in material breach of, or is otherwise in material breach of, the provisions of this Section 5.3 and (y) with respect to each of clauses (i) and (ii), the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would constitute a breach of the fiduciary duties of the members of the Company Board of Directors under applicable Delaware Law and the Company first complies with Section 5.3(e).

(e) Prior to the Company taking any action permitted (i) under Section 5.3(d)(i), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such four (4) business day period, (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Company Board of Directors to make a Company Change of Recommendation and (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with four (4) business days’ prior written notice (it being understood and agreed that any material amendment to the applicable Company Competing Proposal shall require a new notice and an additional three (3) business day period) advising Parent that the Company Board of Directors intends to take such action and contemporaneously providing to Parent a copy of the Company Superior Proposal, a copy of any proposed agreements for such Company Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to the Company or any of its Representatives, a written summary of the terms thereof), and during such four (4) business day period (or subsequent three (3) business day period), (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Company Competing Proposal would no longer constitute a Company Superior Proposal and (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Company Competing Proposal would no longer constitute a Company Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would constitute a breach of the fiduciary duties of the members of the Company Board of Directors under applicable Delaware Law; provided that this Section 5.3(f) shall not permit the Company Board of Directors to make a Company Change of Recommendation except in compliance with Section 5.3(d) and Section 5.3(e) or take any other action with respect to a Company Competing Proposal or inquiry, proposal or offer that constitutes or would reasonably be expected to constitute a Company Competing Proposal except to the extent such action is permitted by the other paragraphs of this Section 5.3.

(g) References in this Section 5.3 to the “Company Board of Directors” shall mean the Company Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.4 Parent Change of Recommendation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the time, if any, at which this Agreement is terminated in accordance with Section 8.1, and except as otherwise specifically provided for in this Section 5.4, Parent agrees that it shall not (and that the Parent Board of Directors shall not) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation (each such withdrawal, change, amendment, modification or qualification, a “Parent Change of Recommendation”).

(b) Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Parent Shareholder Approval, the Parent Board of Directors may make a Parent Change of Recommendation in response to a Parent Intervening Event if the Parent Board of Directors has determined in good faith after consultation with Parent’s outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the Parent Board of Directors under applicable Law and Parent complies with Section 5.4(c).

(c) Prior to Parent taking any action permitted under Section 5.4(b), Parent shall provide the Company with four (4) business days’ prior written notice advising the Company that it intends to effect a Parent Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Parent Intervening Event), and during such four (4) business day period, (i) Parent shall negotiate, and cause its Representatives to negotiate, with the Company and its Representatives in good faith (to the extent the Company wishes to negotiate) to enable the Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Parent Board of Directors to make a Parent Change of Recommendation and (ii) Parent shall consider in good faith any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Parent Change of Recommendation.

(d) Nothing contained in this Agreement shall prohibit Parent or the Parent Board of Directors from making any disclosure to its shareholders if the Parent Board of Directors has reasonably determined in good faith after consultation with Parent’s outside legal counsel that the failure to do so would constitute a breach of the duties of the members of the Parent Board of Directors under applicable Law or that such disclosure is otherwise required under applicable Law; provided that this Section 5.4(d) shall not permit the Parent Board of Directors to make a Parent Change of Recommendation except in compliance with Section 5.4(b) and Section 5.4(c).

(e) References in this Section 5.4 to the “Parent Board of Directors” shall mean the Parent Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.5 Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders’ Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Stock issuable in the Merger, which will include the Joint Proxy Statement/Prospectus with respect to the Company Special Meeting and Parent Special Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. The Form S-4 and Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders or Parent shareholders, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders or Parent shareholders received from the SEC and advise the other party or any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders or Parent shareholders or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by the Company or Parent or any of their respective Representatives with respect thereto. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Stock in the Merger, and the Company shall furnish all information concerning the Company, the Company Subsidiaries and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, any information relating to the Company or Parent, respectively, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the shareholders of Parent. Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to the Company, its affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Special Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Special Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of the Company entitled to vote at the Company Special Meeting and to hold the Company Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (or such later date as the Parties shall agree). The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Change of Recommendation as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.5(c), if, on a date for which the Company Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Special Meeting; provided that the Company Special Meeting is not postponed or adjourned to a date that is in the aggregate more than thirty (30) days after the date for which the Company Special Meeting was originally scheduled (other than, following consultation with Parent, any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent required under applicable Law to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Company stockholders or to permit dissemination of information which is material to stockholders voting at the Company Special Meeting and to give the Company stockholders sufficient time to evaluate any such supplement or amendment or other information, provided that in no event shall the number of days by such the Company Special Meeting is adjourned or postponed exceed thirty (30) days in the aggregate, less the number of days by which the Company Special Meeting has been adjourned or postponed in order to obtain the Company Stockholder Approval). Once the Company has established a record date for the Company Special Meeting, the Company shall not change such record date or establish a different record date for the Company Special Meeting without the prior written consent of Parent, unless, following consultation with Parent, required to do so by applicable Law or the Company Governing Documents. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Special Meeting.

(d) As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Special Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Parent entitled to vote at the Parent Special Meeting and to hold the Parent Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (or such later date as the Parties shall agree). Parent shall, through the Parent Board of Directors, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendations in the Joint Proxy Statement/Prospectus, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, except in each case to the extent that the Parent Board of Directors shall have made a Parent Change of Recommendation as permitted by Section 5.4. Notwithstanding the foregoing provisions of this Section 5.5(d), if, on a date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Stock to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Special Meeting; provided that the Parent Special Meeting is not postponed or adjourned to a date that is in the aggregate more than thirty (30) days after the date for which the Parent Special Meeting was originally scheduled (other than, following consultation with the Company, any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Parent shareholders or to permit dissemination of information which is material to stockholders voting at the Parent Special Meeting and to give the Parent shareholders sufficient time to evaluate any such supplement or amendment or other information, provided that in no event shall the number of days by which such Parent Special Meeting is adjourned or postponed exceed thirty (30) days in the aggregate, less the number of days by which the Parent Special Meeting has been adjourned or postponed in order to obtain the Parent Shareholder Approval). Once Parent has established a record date for the Parent Special Meeting, Parent shall not change such record date or establish a different record date for the Parent Special Meeting without the prior written consent of the Company, unless, following consultation with the Company, required to do so by applicable Law or the Parent Governing Documents. Without the prior written consent of Parent, the issuance of the Parent Stock in connection with the Merger shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Parent’s shareholders in connection with the approval of this Agreement and the Transactions) that Parent shall propose to be acted on by the shareholders of Parent at the Parent Special Meeting.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Special Meeting and the Parent Special Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 5.6 Consultation as to Certain Tax Matters. Except as set forth in Section 5.6 of the Company Disclosure Letter, prior to (a) consummating any transaction that (i) is described in clause (a), (b), (e), (g), (h), (i), (j) or (k) of Section 5.1(ii) and (ii) is not subject to Parent’s consent right provided in Section 5.1(ii) on the basis that such transaction involves solely the Company and one or more Company Subsidiaries or solely Company Subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, the Company shall consult with Parent reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Parent’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Parent or any of its Subsidiaries (including, after the Effective Time, the Company or any of its Subsidiaries), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to the Company and the Company Subsidiaries or, after the Effective Time, to Parent and the Parent Subsidiaries.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that such Party or its Representatives is prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws or obtaining the applicable waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders or approvals under Antitrust Laws as contemplated by Section 6.2, in each case, subject to prior execution of a common interest or joint defense agreement in customary form. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement.

(c) No inspection by either Party or any of its respective Representatives shall affect or be deemed to modify or waive any of the representations and warranties of the other Party set forth in this Agreement.

(d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, (iii) any notice or other communication received by any Party from any Person requisitioning the convening of a meeting of the shareholders of such Party and (iv) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(d) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII, except for any such failure that constitutes a Willful Breach of this Agreement.

Section 6.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to use its reasonable best efforts to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained by such Party from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) using its reasonable best efforts to take all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party under any Antitrust Law, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity with respect to any Antitrust Law, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party under any Antitrust Law, in each case regarding any of the Transactions provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity with respect to the subject matter of this Section 6.2(b), or, in connection with any proceeding by a private party under any Antitrust Law, with any other Person (provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns), and to the extent permitted by the DOJ, the FTC or any other applicable Governmental Entity or other Person with respect to the subject matter of this Section 6.2(b), give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Governmental Entity or other Person with respect to the subject matter of this Section 6.2(b). Parent shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that the Company is not constrained from complying with applicable Law), provided, further, that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission. In furtherance and not in limitation of the foregoing, and notwithstanding anything to the contrary set forth in this Agreement (but subject to, and without limitation of, the immediately preceding sentence), Parent shall, and shall cause each of its Subsidiaries to, negotiate, effect and agree to any sale, divestiture, license, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any of their respective businesses, product lines, divisions or assets or interests therein, and take such action or actions that would in the aggregate have a similar effect, including, without limitation, agreeing to change or modify any course of conduct regarding their respective future operations or otherwise taking actions that would limit their respective freedom of action with respect to, or ability to retain, one or more of their respective businesses, product lines, divisions or assets or interests therein, in each case, solely to the minimum extent necessary so as to permit and cause the condition set forth in Section 7.1(d) to be satisfied by the Outside Date; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any Parent Subsidiary be required to consummate any such sale, divestiture, license, holding separate, other similar arrangement or disposition or accept any such restriction or take any such action or actions prior to the Closing. In furtherance of the immediately preceding sentence, Parent shall take any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the FTC, the DOJ, any State Attorney General or other Governmental Entity, in each case, with respect to any Antitrust Law, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding with respect to any Antitrust Law, and (z) no other matter relating to any Antitrust Law, would preclude satisfaction of the condition set forth in Section 7.1(d) by the Outside Date. The Company shall agree if, but solely if, requested by Parent so as to permit and cause the condition set forth in Section 7.1(d) to be satisfied as promptly as practicable after the date of this Agreement (but in any event not later than the Outside Date), to effect and agree to any sale, divestiture, license, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any of its businesses, product lines, divisions or assets or interests therein, and take such action or actions that would in the aggregate have a similar effect; provided, however, that notwithstanding anything in this Agreement to the contrary, any such sale, divestiture, license, holding separate, other similar arrangement, disposition, restriction or action or actions is expressly consented to in writing by Parent and is conditioned upon, and shall become effective only from and after, the Closing.

(c) Each of Parent and the Company shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of Parent, the Company shall not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates in each case, that would have a Company Material Adverse Effect.

Section 6.3 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) without limiting any of its obligations under Section 5.3, the Company shall not be required by this Section 6.3 to provide any such review or comment to Parent in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation and matters related thereto and (ii) without limiting any of its obligations under Section 5.4, Parent shall not be required by this Section 6.3 to provide any such review or comment to the Company in connection with a Parent Change of Recommendation and matters related thereto; provided, further, each Party and their respective affiliates may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.3.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification. For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Company or any of the Company Subsidiaries or of any Person serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that for six years after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiary and (ii) any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions) without the consent of such Indemnified Party. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything in this Section 6.4 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

Section 6.5 Takeover Statutes. The Parties shall (a) take all action necessary so that no Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.6 Obligations of Merger Sub. Parent shall take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7 Employee Benefits Matters.

(a) Parent shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date of this Agreement or as subsequently amended as permitted pursuant to the terms of such Company Benefit Plans. Effective as of the Effective Time Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company and/or its Subsidiaries who continues to be employed by the Parent or the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”), (i) for the one (1) year period immediately following the Effective Time, base salary (or wages) that is not less favorable than the base salary (or wages) provided by the Company immediately prior to the Effective Time, and (ii) from the Effective Time through December 31, 2015 (x) annual cash bonus opportunities and (y) employee benefits (excluding equity-based compensation) in the aggregate, that are, in each of (x) and (y), no less favorable than those provided by the Company immediately prior to the Effective Time. Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company to the extent recognized by the Company) shall be taken into account for all purposes under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).

(b) Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the

Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Company Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company Benefit Plans immediately prior to the Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. The Merger shall not affect any Continuing Employee’s accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

(c) If requested by Parent in writing delivered to the Company not less than ten (10) business days before the Closing Date, the Company Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letters from the IRS on the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants, and Parent or the Surviving Corporation shall, to the extent permitted by Parent’s or the Surviving Corporation’s applicable 401(k) plan (collectively, the “Parent 401(k) Plan”), permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but not inclusive of loans), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such Continuing Employees from the Company 401(k) Plans to the Parent 401(k) Plan.

(d) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Merger Sub, (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof), or (iii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any Company Benefit Plan or other employee benefit, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(e) No later than thirty (30) business days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and its Subsidiaries and (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and tax gross-up payments, if any) that could be paid to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based. Such information shall be updated and delivered to Parent not later than twenty (20) business days prior to the anticipated Closing Date.

(f) The Company shall provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of the Company Subsidiaries if such communications relate to any of the Transactions, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

Section 6.8 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Security Holder Litigation. Each Party shall provide the other Party prompt oral notice (but in any event within twenty-four (24) hours) of any litigation brought or threatened by any stockholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger, this Agreement or any of the Transactions. Unless, in the case of such litigation with respect to the Company, the Company Board of Directors has made a Company Change of Recommendation, the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense, prosecution or settlement of any such litigation, and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.2, the provisions of this Section 6.9 shall control.

Section 6.10 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.11 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.12 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.13 The Company’s Financing Cooperation. The Company agrees to, and to cause its Subsidiaries to, use reasonable best efforts to provide such assistance (and to use reasonable best efforts to cause its and their respective personnel and advisors to provide such assistance) with respect to the Financing as is reasonably requested by Parent, including using reasonable best efforts with respect to: (i) participation in, and assistance with, the marketing efforts related to the Financing; (ii) delivery to Parent and its Financing Sources as promptly as reasonably practicable of the Financing Deliverables; (iii) furnishing the Parent and its Financing Sources with (A)(I) audited consolidated balance sheets and related statements of income and cash flows of the Company for the three most recently completed fiscal years ended at least sixty (60) days prior to the Closing Date, (II) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year); and (III) as promptly as practical after requested by Parent, any additional audited and unaudited financial statements with respect to the businesses acquired by the Company required by Rule 3-05(b)(2) of Regulation S-X under the Securities Act as applicable to a registration statement filed with the SEC on Form S-1 by Parent (assuming the consummation of the Transactions); and (B) as promptly as practical after requested by Parent, all financial statements, financial data, audit reports and other information with respect to the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act and other accounting rules and regulations of the SEC as may reasonably be requested by Parent and of the type and form required in registration statements filed with the SEC on Form S-1 by Parent (assuming the consummation of the Transactions) (the information and documents in clauses (A) and (B), collectively, the “Required Financial Information”); (iv) cause its independent auditors to cooperate with the Financing consistent with their customary practice, including by participating in a reasonable number of drafting sessions, providing customary “comfort letters” (including customary “negative assurances”) and customary assistance with the due diligence activities of Parent and the Financing Sources (including by participating in a reasonable number of accounting due diligence sessions), and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings; (v) ensuring that the Financing benefits from the existing lending relationships of the Company and the Company Subsidiaries; (vi) assisting Parent and the Financing Sources in the preparation of (A) offering documents, prospectuses, registration statements, syndication documents and materials, including bank information memoranda (confidential and public), private placement memoranda, offering memoranda, lender and investor, presentations and similar documents for the Financing and (B) materials for rating agency presentations, and similar documents in connection with the Financing; (vii) executing and delivering customary definitive financing documents to the extent reasonably requested by Parent, including certificates, and other documents, to the extent reasonably requested by Parent; and (viii) providing customary projected financial information relating only to the Company and the Company Subsidiaries as reasonably requested by Parent to permit Parent to prepare customary projected financial information relating to Parent (to be prepared on pro forma basis assuming the consummation of the Transactions) which are customarily required by financing sources for the syndication of credit facilities similar to those described in the Debt Commitment Letter; provided that the effectiveness of any definitive documentation executed by the Company or any Company Subsidiary shall be subject to the consummation of the Merger. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiary. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its affiliates), the Company agrees that Parent and its affiliates may share customary projections with respect to the Company and its business with the Financing Sources identified in the Debt Commitment Letter, and that Parent, its affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, none of the Company, any of its Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 6.13 (1) to take any action or provide any assistance that unreasonably interferes with the ongoing operations of the Company and the Company Subsidiaries; (2) to pass resolutions or consents to approve or authorize the execution of the Financing or the Debt Financing Documents prior to the Effective Time (other than customary authorization and representation letters provided in connection with offering documents); or (3) to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than a payoff letter with respect to the Credit Agreement). Parent shall (1) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any Company Subsidiary in connection with providing the assistance contemplated by this Section 6.13 and (2) indemnify and hold harmless the Company and the Company Subsidiaries and its and their respective directors, officers, personnel and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with the Financing or any assistance or activities in connection therewith (other than (x) arising from fraud, intentional misrepresentation, misstatements or omissions on the part of the Company or any of its affiliates or (y) written historical information of the type prepared by the Company or any of its affiliates in the ordinary course of business that is provided by the Company or any of its affiliates).

Section 6.14 Parent’s Financing Obligation.

(a) Parent shall take, or use its reasonable best efforts to cause to be taken, all actions and do, or use its reasonable best efforts to cause to be done, all things necessary to obtain the Financing on or prior to the Closing Date on the terms and conditions set forth in the Debt Commitment Letter, including: (a) maintaining in effect and enforcing the Debt Commitment Letter and complying with its obligations thereunder; provided, that the Debt Commitment Letter may be amended, supplemented, modified and replaced as permitted pursuant to this Section 6.14; (b) participation by senior management of Parent in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (c) satisfying on a timely basis all conditions to the Financing (including the Financing Conditions) set forth in the Debt Commitment Letter that are within Parent’s control; (d) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto); and (e) subject to Section 1.5, drawing the full amount of the Financing, in the event that the conditions set forth in Section 7.1 and Section 7.2, and the Financing Conditions, have been satisfied or upon funding would be satisfied. Parent shall give the Company prompt notice of any breach or threatened breach by any party to the Debt Commitment Letter of which Parent becomes aware. Without limiting Parent’s other obligations under this Section 6.14, if a Financing Failure Event occurs Parent shall

(i) immediately notify the Company of such Financing Failure Event and the reasons therefor, (ii) in consultation with the Company, use its reasonable best efforts to obtain alternative financing from alternative Financing Sources on terms (including conditionality, structure, covenants and pricing) not materially less beneficial to the Company and Parent, with lenders reasonably satisfactory to Parent, in an amount sufficient to consummate the Transactions, as promptly as practicable following the occurrence of such event, and (iii) obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such alternative financing. Parent shall not, without the Company’s prior written consent, agree to any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or any Debt Financing Document unless the terms and conditions thereof, as so amended, modified or waived, are in the aggregate at least as favorable to the Company and Parent as those contained therein prior to giving effect to such amendment, modification or waiver; provided, that Parent and Merger Sub may, without the Company’s prior written consent, (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter that would not reasonably be expected to prevent, materially delay or materially impede the timely consummation of the Financing or the Merger, (y) replace or amend the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof and (z) implement or exercise the “flex” provisions contained in one or more fee letters related to the Financing. Notwithstanding the foregoing, the parties hereto agree that the following would reasonably be expected to prevent, materially delay or materially impede the timely consummation of the Financing or the Merger: (i) any amendment, modification or waiver of the conditions to obtaining the Financing, unless such amendment, modification or waiver results in conditions that are in the aggregate substantially equivalent (or that are more favorable to the Company and Parent), (ii) any amendment, modification or waiver that reduces the amount of the Financing or (iii) any amendment, modification or waiver that materially adversely affects the ability of Parent or its affiliates to enforce their rights against the other parties to the Debt Commitment Letter. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to obtain the Financing.

(b) Notwithstanding any other provision in this Agreement, Parent shall have the right to substitute the proceeds of consummated equity or equity-linked offerings or debt offerings or other incurrences of debt (including unsecured notes) for all or any portion of the Financing by reducing commitments under the Debt Commitment Letter; provided, that to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earlier of the consummation of the Transactions on the Closing Date, the termination of this Agreement or the Outside Date as applicable (for the avoidance of doubt as it may be extended pursuant to this Agreement). Further, Parent shall have the right to substitute commitments in respect of other debt financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources so long as (i) all conditions precedent to effectiveness of definitive documentation for such debt financing have been satisfied and the conditions precedent to funding of such debt financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to the Company than) the Financing Conditions, and (ii) prior to funding of any loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment which are in the aggregate substantially equivalent to or more favorable to the Company than the corresponding restrictions set forth in the Debt Commitment Letter (any such debt or equity financing which satisfies the foregoing clauses (i) and (ii), the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”). The representations, warranties, covenants and other restrictions of Parent and Merger Sub contained in this Agreement with respect to the Financing and the Debt Commitment Letter shall apply equally to any Replacement Financing and Replacement Financing Documents.

Section 6.15 Parent Board Representation. Parent shall take such actions as are necessary to cause two (2) individuals who are members of the Company Board of Directors as of immediately prior to the Effective Time to become members of the Parent Board of Directors immediately after the Effective Time. Any new members appointed to the Parent Board of Directors in accordance with this Section 6.15 shall be selected by the Governance Committee of the Parent Board of Directors, after consulting with the Company, pursuant to the director nomination process set forth in Parent’s proxy statement on Schedule 14A filed with the SEC on March 28, 2014, to serve on the Parent Board of Directors, initially, until the next annual meeting of Parent’s shareholders in accordance with the Parent Governing Documents, and who shall also be nominated by the Parent Board of Directors for election (or re-election) to the Parent Board of Directors at the next annual meeting of Parent’s shareholders in accordance with the Parent Governing Documents, to serve until the next subsequent annual meeting of the Parent’s shareholders and until their respective successors are duly elected and qualify.

Section 6.16 Irish Stamp Duty. Parent shall seek confirmation from the Irish Revenue Commissioners that, on the basis that the Merger and the vesting in the holders of Company Shares of the Stock Consideration Portion of the Merger Consideration shall occur by operation of the DGCL, no Irish stamp duty shall apply on the issuance to the holders of Company Shares of the Stock Consideration Portion of the Merger Consideration pursuant to the Merger.

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained;

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened unless subsequently withdrawn;

(c) Adverse Laws or Orders. No Adverse Law or Order shall have occurred;

(d) Required Antitrust Clearances. (i) All applicable waiting periods (or extensions thereof) relating to the Merger under the HSR Act and the Antitrust Laws of any of the Requisite Jurisdictions shall have expired or been terminated, and all pre-closing approvals or clearances reasonably required thereunder shall have been obtained, and (ii) no order, judgment or decree shall have been issued by, and no legal proceeding shall have been threatened in writing by or pending before, a Governmental Entity under any Antitrust Law of the United States or any Requisite Jurisdiction, in each case, against the Company, Parent or Merger Sub that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Merger; and

(e) Listing. The shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver (in writing) by Parent) at the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.10(a) shall be true and correct in all respects, (ii) the representations and warranties of the Company set forth in Section 3.1, Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.3(a), Section 3.19 and Section 3.22 (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect;

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect; and

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver (in writing) by the Company) at the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 4.10(a) shall be true and correct in all respects, (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.3(a), Section 4.19 and Section 4.22 (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect; and

(c) No Parent Material Adverse Effect. Since the date of this Agreement no Parent Material Adverse Effect shall have occurred and be continuing.

ARTICLE VIII.

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, prior to the Effective Time, if there has been a breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Section 7.2(a) or (b), in the case of a breach by the Company, or Section 7.3(a) or (b), in the case of a breach by Parent and Merger Sub, in each case, not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days after the receipt of notice thereof by the breaching Party from the non-breaching Party or (ii) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c) by either Parent or the Company, if the Effective Time shall not have occurred by 5:00 pm, Eastern Time, on September 30, 2015 (the “Outside Date”); provided that if on such date all of the conditions set forth in Article VII have been satisfied or waived (other than the conditions set forth in Section 7.1(d) and those conditions that by their nature can only be satisfied at the Closing), then the Outside Date shall be extended to 5:00 pm Eastern Time on the first anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in the Effective Time not occurring prior to the Outside Date;

(d) by Parent, if, at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors shall have effected a Company Change of Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d) shall expire at 5:00 p.m. (Eastern Time) on the twentieth (20th) business day following the date on which such Company Change of Recommendation occurs;

(e) by the Company, if, at any time prior to the receipt of the Parent Shareholder Approval, the Parent Board of Directors shall have effected a Parent Change of Recommendation; provided that the Company’s right to terminate this Agreement pursuant to this Section 8.1(e) shall expire at 5:00 p.m. (Eastern Time) on the twentieth (20th) business day following the date on which such Parent Change of Recommendation occurs;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree, ruling or Law in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(g) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(h) by either Parent or the Company, if the Parent Shareholder Approval shall not have been obtained at the Parent Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(i) by the Company, if, at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors shall have (i) effected a Company Change of Recommendation in accordance with Section 5.3(d)(ii) in order to accept a Company Superior Proposal, (ii) entered into a Superior Proposal Acquisition Agreement with respect to such Company Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.1(i) and (iii) paid the Company Termination Fee to Parent in accordance with Section 8.2(b)(ii).

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.13, Section 9.14(d) and Section 9.15 shall survive such termination; provided, however, that subject to

Section 8.2(d), nothing herein shall relieve any Party from liability for a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of–pocket costs, and may, if proven by the relevant Party and awarded by the court, include the benefit of the bargain lost by (x) the Company or its stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event, if proven by the Company and awarded by the court, to be damages of the Company, or (y) Parent, taking into consideration relevant matters, including the time value of money, as applicable).

(b) Company Termination Fee.

(i) If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(g), (B) a Company Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of termination (in the case of Section 8.1(c)) or prior to the date of the Company Special Meeting (in the case of Section 8.1(g)), and (C)(1) a Company Competing Proposal is consummated within twelve (12) months of such termination or (2) the Company enters into a definitive agreement providing for a Company Competing Proposal within twelve (12) months of such termination and such Company Competing Proposal is subsequently consummated, within one (1) business day after the date any such Company Competing Proposal is consummated the Company shall pay to Parent a fee of $2,100,000,000 in cash (the “Company Termination Fee”). Solely for purposes of this Section 8.2(b)(i), the term “Company Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” therein shall be deemed to be “40%” and all references to “80%” therein shall be deemed to be “60%”.

(ii) If the Company terminates this Agreement pursuant to Section 8.1(i), concurrently with such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

(iii) If Parent terminates this Agreement pursuant to Section 8.1(d), within three (3) business days after such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

(iv) If Parent or the Company terminates this Agreement pursuant to Section 8.1(g), within three (3) business days after such termination the Company shall pay or cause to be paid to Parent the Parent Expenses, but not to exceed $680,000,000. As used herein, “Parent Expenses” shall mean all documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors, Financing Sources, investment bankers and other Representatives of Parent or its affiliates) incurred by Parent or on its behalf in connection with or related to the evaluation, authorization, preparation, negotiation, execution or performance of this Agreement or any other matter related to the Transactions, including the Financing.

(v) In the event any amount is payable pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

(vi) For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion. In addition, in the event that the Company shall have paid the Parent Expenses pursuant to Section 8.2(b)(iv) and thereafter the Company Termination Fee shall be payable pursuant to Section 8.2(b)(i), the amount of Parent Expenses as paid shall be credited against, and shall thereby reduce, the amount of the Company Termination Fee.

(c) Parent Termination Fee.

(i) If the Company or Parent terminates this Agreement pursuant to (x) Section 8.1(c) (but only in the event that all of the conditions set forth in Article VII have been satisfied or waived (other than the conditions set forth in Section 7.1(d) or those conditions that by their nature can only be satisfied on the Closing Date)) or (y) Section 8.1(f) arising under the HSR Act or the Antitrust Laws of the Requisite Jurisdictions and the Company is not otherwise in material breach of this Agreement), within one (1) business day after such termination, Parent shall pay, or cause to be paid, to the Company a fee of $2,100,000,000 in cash (the “Parent Termination Fee”).

(ii) If the Company terminates this Agreement pursuant to Section 8.1(e), within three (3) business days after such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(iii) If the Company or Parent terminates this Agreement pursuant to Section 8.1(h), within three (3) business days after such termination, Parent shall pay or cause to be paid to the Company a fee of $1,300,000,000 in cash.

(iv) In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company.

(v) For the avoidance of doubt, in no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d) Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that (i) neither the Company Termination Fee nor any amount payable under Section 8.2(b)(iv) is a penalty, but rather is a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (ii) neither the Parent Termination Fee nor any amount payable under Section 8.2(c)(iii) is a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. In addition, if any Party fails to pay in a timely manner any amount due pursuant to Section 8.2(b) or Section 8.2(c), as applicable, then (i) such Party shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) such Party shall pay to the other Party interest on the amount payable pursuant to Section 8.2(b) or Section 8.2(c) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%. Notwithstanding anything to the contrary in this Agreement, except in the case of Willful Breach, (A) upon payment of the Company Termination Fee pursuant to this Section 8.2, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (B) upon payment of the Parent Termination Fee pursuant to this Section 8.2, none of Parent, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval, as applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company or the approval of the issuance of shares of Parent Stock in connection with the Merger by the shareholders of Parent, as applicable, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or any Parent Entity, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any Parent Entity or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company, as applicable, contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of any Parent Entity or the Company, as applicable, contained herein. Any agreement on the part of a Parent Entity or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(c) Notwithstanding anything to the contrary contained herein, (i) Section 9.9(b) and Section 9.12 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources and (ii) this Section 9.1(c), Section 9.11(a), Section 9.11(b) and Section 9.15 may not be amended, supplemented, waived or otherwise modified, nor, in the case of each of clauses (i) and (ii), may this Agreement be otherwise modified in a manner that in substance constitutes such a modification, in each case, without the prior written consent of the Financing Sources.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Actavis plc
1 Grand Canal Square
Docklands
Dublin 2
Ireland
Attention: Chief Legal Officer and Secretary
Facsimile: +1 (862) 261-8043

with a copy to (which shall not constitute notice):

Actavis plc
Morris Corporate Center III
400 Interspace Parkway
Parsippany, New Jersey 07054
Attention:	Chief Legal Officer and Secretary
Facsimile:	+1 (862) 261-8043

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:	Victor I. Lewkow, Esq.
Paul J. Shim, Esq.
James E. Langston, Esq.
Facsimile:	+1 (212) 225-3999

and

if to the Company, to:

Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
Attention: General Counsel and Assistant Secretary
Facsimile: +1 (714) 246-6987

with copies to (which shall not constitute notice):

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92625
Attention:	Cary K. Hyden, Esq.
Paul D. Tosetti, Esq.
Michael A. Treska, Esq.
Facsimile:	+1 (714) 755-8290

and

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention: David A. Katz, Esq.
Facsimile: +1 (212) 403-2000

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions.

“Adverse Law or Order” means (i) any statute, rule, regulation or other Law (other than any Antitrust Law) shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger or (ii) there shall be in effect any order or injunction of any Governmental Entity of competent jurisdiction preventing the consummation of the Merger.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Bribery Legislation” means all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act

2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Parent or the Company operates.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that a day on which banks in the City of New York are authorized or obligated by Law or executive order to close shall not be a “business day”.

“2012 RSUs” means the award of restricted stock units subject to performance-based vesting granted to the Chief Executive Officer under the 2011 Incentive Award Plan on February 17, 2012.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

“CIC Policy” means the Company’s Change in Control Policy, effective as of April 28, 2010, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Certificate” means the Certificate of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

“Company Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, which is structured to permit such (i) Person or group to acquire beneficial ownership of at least twenty percent (20%) of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), or (ii) a merger, consolidation, recapitalization or other transaction that results in the stockholders of the Company immediately preceding such transaction holding less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Merger.

“Company Equity Plans” means 2011 Incentive Award Plan, 2008 Incentive Award Plan, the 1989 Incentive Compensation Plan, the Allergan Irish Share Participation Scheme and Allergan, Inc. Deferred Directors’ Fee Program and the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000).

“Company Executive Team” means (i) the Section 16 Officers and (ii) the employees of the Company and/or its Subsidiaries who were granted an award of performance-based restricted stock units in the fourth quarter of calendar year 2014.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intervening Event” means an Effect (a) that was not known to the Company Board of Directors, or the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to any Company Competing Proposal.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which the Company operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (d) any change or prospective changes in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes), (f) the execution and delivery of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement (other than compliance with Section 5.1 and it being understood that this clause (f) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (g) changes in the Company Common Stock price, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (j) the negotiation, pendency or public announcement of the Transactions, including any resulting litigation, (other than compliance with Section 5.1 and it being understood that this clause (j) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (k) any action or failure to take any action that is expressly consented to or requested by Parent in writing, (l) any reduction in the credit rating of the Company or the Company Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); (m) any change or prospective change by any Governmental Entity in reimbursement or payor rules or policies applicable to products or product candidates of the Company; or (n) Effects arising out of the items listed in Section 9.5(a) of the Company Disclosure Letter, except, in the case of clauses (a) - (e), (i) or (m), to the extent the Company and the Company Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Product” means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company or any Company Subsidiary and all products with respect to which the Company or any Company Subsidiary has royalty rights.

“Company Related Party” means the Company, its Subsidiaries and their respective Representatives.

“Company Special Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote upon the adoption of this Agreement at the Company Special Meeting.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide written Company Competing Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be (a) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such Company Competing Proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Company Competing Proposal or otherwise)) and (b) reasonably capable of being completed as proposed on a timely basis, in the case of each of clauses (a) and (b), taking into account (i) all financial, legal, regulatory and other aspects of such Company Competing Proposal (including any termination fees, any expense reimbursement provisions, the conditions to the consummation of such Company Competing Proposal and whether such Company Competing Proposal is fully financed) and (ii) the identity of the Person making such Company Competing Proposal.

“Compliant” means, without giving effect to any supplements or updates other than supplements or updates that have been delivered to Parent prior to commencement of the applicable Marketing Period, (i) the Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company or its Subsidiaries, required to be stated therein or necessary in order to make such Required Financial Information, in light of the circumstances under which the statements contained in the Required Financial Information are made, not misleading, (ii) all information necessary to constitute Required Financial Information that is Compliant throughout and on the first and last day of the Marketing Period has been delivered by the Company to Parent on the first day of the Marketing Period and (iii) the financial statements contained in the Required Financial Information are sufficient for the delivery of a customary accountants’ comfort letter under SAS 100 (including customary negative assurance) with respect to financial information regarding the Company and its Subsidiaries, and the Company’s independent registered accounting firm has delivered draft comfort letters in customary form and indicated that they are willing to deliver the comfort letters in customary form upon any pricing and closing of a securities offering during the Marketing Period.

“Confidentiality Agreement” means the Confidentiality Agreement, dated November 5, 2014, between Parent and the Company, as may be amended.

“Continuing Service Providers” mean all non-employee service providers of the Company or any Company Subsidiary who, at the Effective Time, continue their service with the Company or any Company Subsidiary, other than any such service providers who are ineligible to be included on a registration statement filed by Parent on Form S-8.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of October 28, 2011, by and among the Company, the Eligible Subsidiaries referred to therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank N.A., as syndication agent and Bank of America, N.A., as documentation agent.

“Debt Commitment Letter” means the debt commitment letter among Parent, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Mizuho Bank, Ltd., Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, dated as of the date hereof, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 6.14 following a Financing Failure Event, pursuant to which the financial institutions party thereto have agreed, subject only to the conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Financing, including (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes and intercreditor agreements pursuant to which the Financing will be governed or contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or requested by the Financing Sources; and (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (a) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (b) based upon (i) any provision of Environmental Laws or (ii) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, financing sources, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter, including the offering or private placement of debt securities or borrowing of loans contemplated by the Debt Commitment Letter and any related engagement letter and including any credit facilities or capital markets debt financing or equity or equity-related offerings undertaken in replacement of all or any portion of such financing.

“Financing Conditions” means the conditions precedent set forth in Section 5 of the Debt Commitment Letter and in Annex III to the Debt Commitment Letter.

“Financing Deliverables” means the following: (a) a customary payoff letter relating to the repayment (or cash collateralization) on the Closing Date of outstanding obligations under the Credit Agreement, subject to receipt of the funds therefor from Parent; and (b) documentation and other information reasonably requested by the Financing Sources with respect to (i) at least one (1) business day before the Closing Date, applicable “know-your-customer” and anti-money laundering rules and regulations requested at least three (3) business days prior to the Closing Date and (ii) the U.S. Treasury Department’s Office of Foreign Assets Control and the FCPA.

“Financing Failure Event” shall mean any of the following: (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, (b) for any reason, all or any portion of the Financing becoming unavailable, or (c) a breach or repudiation by any party to the Debt Commitment Letter, in each case, other than as contemplated by the Debt Commitment Letter.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or other financings in connection with the Transactions, including the parties to the Debt Commitment Letter, any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates and their respective affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives and respective successors and assigns of the foregoing Persons.

“Government Official” means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any candidate for political office, or (c) any political party or party official.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, including any arbitral body, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person,

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c) net obligations of such Person under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;

(f) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases;

(g) synthetic lease obligations;

(h) obligations outstanding under securitization facilities; and

(i) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Intellectual Property” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations.

“Key Product” means, with respect to the Company, those products set forth on Section 9.5 of the Company Disclosure Letter, and, with respect to Parent, those products set forth on Section 9.5 of the Parent Disclosure Letter.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section 9.5 of the Parent Disclosure Letter with respect to Parent or Merger Sub, or (b) the Persons listed in Section 9.5 of the Company Disclosure Letter with respect to the Company.

“Law” means any law, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” means the first period of fifteen (15) consecutive business days, commencing after the date hereof throughout which and on the first and last day of which (a) Parent shall have received the Required Financial Information and the Required Financial Information is Compliant and (b) the conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing); provided that (1) the Marketing Period shall end on any earlier date that is the date on which the full proceeds to be provided to Parent by the Financing are made available to Parent to complete the Merger and (2) for purposes of the Marketing Period, such fifteen (15) consecutive business day period (x) shall exclude November 27, 2014, November 28, 2014 and July 3, 2015, (y) if such period has not ended on or before December 19, 2014, such period shall not commence before January 5, 2015 and (z) if such period has not ended on or before August 14, 2015, such period shall not commence before September 8, 2015. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fifteen (15) consecutive business days, (i) the Company’s independent registered accounting firm shall have withdrawn its authorization letter or audit opinion with respect to any financial statements contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence until the time at which, as applicable, a new authorization letter or unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Company’s independent registered accounting firm or another independent registered accounting firm acceptable to Parent, (ii) the Company indicates its intent to restate any financial statements or material financial information included in the Required Financial Information or (iii) the Required Financial Information is not Compliant at any point throughout and on the first and last day of such period; then, in each case, a new fifteen (15) consecutive business day period thereafter shall commence upon the Company receiving updated Required Financial Information that is Compliant and the other conditions set forth in this definition of Marketing Period being met.

“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Entity to assess and certify the conformity of a medical device with the requirements of EU Directive 93/42/EEC concerning medical devices, as amended from time to time, and applicable harmonized standards.

“NYSE” means the New York Stock Exchange.

“Parent Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by the Company or any of its Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of the assets of, equity interest in, or businesses of, Parent (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Parent Entities” means Parent and Merger Sub.

“Parent Equity Award” means any form of compensation (including deferred compensation) granted under a Parent Equity Plan that is or may be paid or settled in Parent Stock.

“Parent Equity Plans” means Parent’s 2013 Incentive Award Plan and the [WC] Equity Incentive Plan.

“Parent Governing Documents” means (a) the Parent Articles of Association as amended and in effect on the date of this Agreement and (b) the Memorandum of Association of Parent, as amended and restated as of the date of this Agreement.

“Parent Intervening Event” means a material Effect relating to Parent that (a) was not known to or reasonably foreseeable by the Parent Board of Directors, or the material consequences of which (based on facts known or reasonably expected to be known to members of the Parent Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) does not relate to any Parent Competing Proposal.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Parent operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (d) any change or prospective changes in GAAP or interpretation thereof, (e) any actual or prospective adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes), (f) the execution and delivery of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement (other than compliance with Section 5.2 and it being understood that this clause (f) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (g) changes in the Parent Stock price, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (h) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (j) the negotiation, pendency or public announcement of the Transactions, including any resulting litigation (other than compliance with Section 5.2 and it being understood that this clause (j) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (k) any action or failure to take any action that is consented to or requested by the Company in writing, (l) any reduction in the credit rating of Parent or the Parent Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account); or (m) any change or prospective change by any Governmental Entity in reimbursement or payor rules or policies applicable to products or product candidates of Parent; except, in the case of clauses (a) - (e), (i) or (m), to the extent Parent and the Parent Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Parent and Parent Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Product” means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Parent or any Parent Subsidiary and all products with respect to which Parent or any Parent Subsidiary has royalty rights.

“Parent Shareholder Approval” means the affirmative vote of the holders of a majority of the votes cast by holders of outstanding shares of Parent Stock on the proposal to approve the issuance of Parent Stock as provided in this Agreement at the Parent Special Meeting.

“Parent Special Meeting” means the meeting of the holders of shares of Parent Stock for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

“Parent Stock” or “Parent Shares” means the ordinary shares of $0.0001 par value of Parent.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“RCRA” means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its respective Subsidiaries.

“Requisite Jurisdictions” shall mean the jurisdictions set forth in Section A and Section B of Section 7.1(d) of the Company Disclosure Letter, other than any jurisdiction that Parent has advised the Company in writing that it has determined to remove from Section B of Section 7.1(d) of the Company Disclosure Letter following consultation with the Company.

“Sanctioned Country” means any of Cuba, Iran, North Korea, Sudan, and Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, or the United Nations, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in (a) or (b).

“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Officers” means the executive officers of the Company and/or its Subsidiaries that are subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is material or constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Stock Award Exchange Ratio” means the sum of the Stock Consideration Portion plus a fraction resulting from dividing the Cash Consideration Portion by the VWAP of Parent Stock.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Company Superior Proposal entered into by and between the Company and the Person making a Company Superior Proposal.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“VWAP of Parent Stock” means the volume weighted average price of Parent Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“Willful Breach” means with respect to any representation, warranty, agreement or covenant, an action or omission that the breaching party knows is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Book-Entry Shares”	Section 2.2(b)

“Cash Consideration Portion”	Section 2.1(a)

“Certificate of Merger”	Section 1.3

“Certificates”	Section 2.2(b)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“COBRA”	Section 3.9(b)

“Company”	Preamble

“Company 401(k) Plans”	Section 6.7(c)

“Company Benefit Plans”	Section 3.9(a)

“Company Board of Directors”	Recitals

“Company Board Recommendation”	Recitals

“Company Capitalization Date”	Section 3.2(a)

“Company Change of Recommendation”	Section 5.3(a)

“Company Common Stock”	Recitals

“Company Disclosure Letter”	Article III

“Company Equity Awards”	Section 2.4(f)

“Company Equity Schedule”	Section 3.9(g)

“Company Healthcare and Data Protection Laws”	Section 3.13(b)

“Company Leased Real Property”	Section 3.17(b)

“Company Material Contracts”	Section 3.20(a)

“Company Owned Real Property”	Section 3.17(a)

“Company Permits”	Section 3.7(b)

“Company Permitted Liens”	Section 3.17(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Regulatory Agency”	Section 3.13(a)

“Company Regulatory Permits”	Section 3.13(a)

“Company Restricted Shares”	Section 2.4(c)

“Company Rights”	Section 3.2(a)

“Company RSUs”	Section 2.4(b)

“Company SEC Documents”	Section 3.4(a)

“Company Shares”	Recitals

“Company Stock Option”	Section 2.4(a)

“Company Termination Fee”	Section 8.2(b)

“Continuing Employees”	Section 6.7(a)

“D&O Insurance”	Section 6.4

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3(a)

“DOJ”	Section 6.2(b)

“Effective Time”	Section 1.3

“EMA”	Section 3.13(e)

“Exchange Agent”	Section 2.2(a)

“Exchange Fund”	Section 2.2(a)

“FDA”	Section 3.13(a)

“FDCA”	Section 3.13(a)

“Form S-4”	Section 3.12

“Fractional Share Consideration”	Section 2.1(a)

“FTC”	Section 6.2(b)

“GAAP”	Section 3.4(b)

“HIPAA”	Section 3.13(b)

“HITECH Act”	Section 3.13(b)

“Indemnified Parties”	Section 6.4

“Joint Proxy Statement/Prospectus”	Section 3.12

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Merger Sub Common Stock”	Section 2.1(c)

“Non-Employee Option Consideration”	Section 2.2(a)

“Option Consideration”	Section 2.4(d)

“Outside Date”	Section 8.1(c)

“Parent”	Preamble

“Parent 401(k) Plan”	Section 6.7(c)

“Parent Articles of Association”	Section 4.1(a)

“Parent Benefit Plans”	Section 4.9(a)

“Parent Board of Directors”	Recitals

“Parent Board Recommendation”	Section 4.3(a)

“Parent Capitalization Date”	Section 4.2(a)

“Parent Deferred Shares”	Section 4.2(a)

“Parent Disclosure Letter”	Article IV

“Parent Healthcare and Data Protection Laws”	Section 4.13(b)

“Parent Leased Real Property”	Section 4.17(b)

“Parent Material Contracts”	Section 4.20(a)

“Parent Owned Real Property”	Section 4.17(a)

“Parent Permits”	Section 4.7(b)

“Parent Permitted Lien”	Section 4.17(a)

“Parent Preferred Shares”	Section 4.2(a)

“Parent Regulatory Agency”	Section 4.13(a)

“Parent Regulatory Permits”	Section 4.13(a)

“Parent Restricted Shares”	Section 2.4(c)

“Parent RSUs”	Section 2.4(b)

“Parent SEC Documents”	Section 4.4(a)

“Parent Stock Option”	Section 2.4(a)

“Parent Termination Fee”	Section 8.2(c)

“Party”	Preamble

“PHSA”	Section 3.13(a)

“Replacement Financing”	Section 6.14

“Replacement Financing Documents”	Section 6.14

“Required Financial Information”	Section 6.13

“Rights Plan”	Section 3.2(a)

“Sarbanes-Oxley Act”	Section 3.5

“Section 262”	Section 2.3(a)

“Stock Consideration Portion”	Section 2.1(a)

“Surviving Corporation”	Section 1.1

“Transactions”	Recitals

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The words “hereof”, “herein” and “hereunder” and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice”. The term “dollars” and character “$” shall mean United States dollars.

Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as (i) provided in Section 6.4 (but only following the Effective Time) and (ii) for the right of the Company, on behalf of its stockholders, to pursue damages (including to the extent proven and awarded by the court, damages based on loss of the economic benefit of the Transactions to the Company’s stockholders, it being acknowledged that the stockholders of the Company shall not have the right to assert any claim against Parent or otherwise enforce this Agreement) in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement, neither this Agreement (including the Company Disclosure Letter and the Parent

Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided that the Financing Sources shall be express third party beneficiaries of this Section 9.9(b) and Section 9.1(c), Section 9.11(a), Section 9.11(b), Section 9.12 and Section 9.15, and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state. Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each Company Related Party) and each of the other Parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement, the Merger or any of the other Transactions, including any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Merger Agreement Representations (as defined in any commitment letter related to the Financing) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective affiliates have the right to terminate its obligations under this Agreement, or to decline to consummate the Transactions pursuant to this Agreement and (iii) the determination of whether the Transactions have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law. Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each Company Related Party) and each of the other Parties hereto (A) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Merger or any of the other Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.4 shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the jurisdiction or laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER, THE FINANCING AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except Merger Sub may, prior to the mailing of the Joint Proxy Statement/Prospectus, assign, in their sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent; provided, that no such assignment shall be permitted without the prior written consent of the other Parties if such assignment could increase the risk that any of the conditions set forth in Article VII may not be timely satisfied, result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect the Company; provided, further, that no such assignment shall relieve any Parent Entity of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(d) Notwithstanding anything in this Agreement to the contrary, in the event of a breach of this Agreement by Parent or Merger Sub, the Company’s sole and exclusive remedy shall be to seek specific performance or other equitable remedies in accordance with this Section 9.14, unless specific performance or such other equitable remedies have been determined by a court of competent jurisdiction to be unavailable or an inappropriate remedy for such breach, in which case the Company may seek money damages for such breach in accordance with the terms of this Agreement.

Section 9.15 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and each Company Related Party (other than Parent and Merger Sub)) agrees that neither it nor any other Company Related Party nor any Company stockholder (other than Parent and Merger Sub) shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Company Related Party (other than Parent and Merger Sub) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing under the Debt Financing Documents.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ACTAVIS PLC

By	/s/ Brent L. Saunders

	Name:	Brent L. Saunders

	Title:	Chief Executive Officer and President

AVOCADO ACQUISITION INC.

By	/s/ A. Robert D. Bailey

	Name:	A. Robert D. Bailey

	Title:	Director

[Signature Page to Merger Agreement]

ALLERGAN, INC.

By	/s/ David E.I. Pyott

	Name:	David E.I. Pyott

	Title:	Chairman of the Board and Chief Executive Officer

Merger Agreement Signature Page